                                                                   Exhibit 10.27

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The omitted portions are marked "***" and have been filed separately with the Securities and Exchange Commission (the "Commission").



                          EXCLUSIVE LICENSE AGREEMENT


                                BY AND BETWEEN


                                 ZONAGEN, INC.

                                      AND

                             SCHERING CORPORATION

*** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

                               TABLE OF CONTENTS
                               -----------------

                                                                           PAGE
                                                                           ----
ARTICLE I-DEFINITIONS.......................................................  1
     1.1   Additional Indication............................................  1
     1.2   Affiliate........................................................  1
     1.3   Calendar Quarter.................................................  2
     1.4   Calendar Year....................................................  2
     1.5   Change of Control................................................  2
     1.6   Combination Product..............................................  3
     1.7   Effective Date...................................................  3
     1.8   ***..............................................................  4
     1.9   *** Patents......................................................  4
     1.10  Ex-U.S. License Agreement........................................  4
     1.11  FDA..............................................................  4
     1.12  Female Sexual Function Indication................................  4
     1.13  Field............................................................  4
     1.14  First Commercial Sale............................................  4
     1.15  HSR Act..........................................................  4
     1.16  Improvement......................................................  4
     1.17  Licensed Compound................................................  5
     1.18  Licensed Product(s)..............................................  5
     1.19  Male Sexual Function Indication..................................  5
     1.20  Manufacture......................................................  5
     1.21  ***..............................................................  5
     1.22  NDA..............................................................  6
     1.23  Net Sales........................................................  6
     1.24  Patent Rights....................................................  7
     1.25  Proprietary Information..........................................  7
     1.26  Regulatory Approval..............................................  8
     1.27  Schering Additional Indications..................................  8
     1.28  Schering Combination Product.....................................  8
     1.29  Schering Trademark...............................................  8
     1.30  Specifications...................................................  8
     1.31  ***..............................................................  8
     1.32  Target Patient Population........................................  8
     1.33  Term.............................................................  8
     1.34  Territory........................................................  9
     1.35  Transaction Agreements...........................................  9
     1.36  *** Formulation..................................................  9

*** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

     1.37 Valid Claim.......................................................  9
     1.38 Worldwide Annual Net Sales........................................  9
     1.39 Zonagen Additional Indications....................................  9
     1.40 Zonagen Combination Product.......................................  9
     1.41 Zonagen Know-How..................................................  9
     1.42 Zonagen Trademark................................................. 10

ARTICLE II - LICENSES; DISCLOSURE OF INFORMATION; APPROVALS................. 10
     2.1  Exclusive License Grant........................................... 10
          2.1.1  License.................................................... 10
          2.1.2  Right to Sublicense; Appointment of Distributors........... 11
          2.1.3  Retained Rights............................................ 11
     2.2  Non-Exclusive License Grant....................................... 12
     2.3  Disclosure of Information......................................... 12
     2.4  HSR Filing and Approvals.......................................... 12
          2.4.1  HSR Filing................................................. 12
          2.4.2  Each of Zonagen's and Schering's Obligations............... 12
          2.4.3  Additional Approvals....................................... 12
     2.5  ***............................................................... 13
          2.5.1  ***........................................................ 13
          2.5.2  ***........................................................ 13
          2.5.3  ***........................................................ 13
     2.6  Change of Control of Zonagen...................................... 13
     2.7  Improvements...................................................... 14

ARTICLE III -- COPROMOTION RIGHTS........................................... 14
     3.1  Option for Zonagen Additional Indications and ***
          Formulations...................................................... 14
          3.1.1  Option for Zonagen Additional Indications.................. 14
          3.1.2  Option for ***............................................. 15
          3.1.3  Option Payments............................................ 15
     3.2  Right of First Negotiation........................................ 20
          3.2.1  Zonagen Combination Products............................... 20
          3.2.2  *** Formulations........................................... 21
          3.2.3  Standstill................................................. 21
          3.2.4  Negotiation of Agreement................................... 22
          3.3.1  Option to Copromote Licensed Product and ***............... 22
     3.3  Option to Copromote *** Only...................................... 23
          3.3.3  Conditions Precedent for Copromotion Rights................ 23
          3.3.4  Copromotion Agreement...................................... 24

*** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

ARTICLE IV - DEVELOPMENT, COMMERCIALIZATION AND
     REGULATORY ISSUES.................................................... 26
     4.1  Completion of Studies........................................... 26
     4.2  Data and Reports................................................ 26
     4.3  Preparation and Filing of NDA................................... 26
     4.4  Adverse Event Reporting......................................... 27
     4.5  Development Activities by Schering.............................. 27
     4.6  Development of Zonagen Additional Indications and ***
          Formulations.................................................... 27
     4.7  Notice.......................................................... 28
     4.8  Joint Development Committee..................................... 28
          4.8.1  Establishment of Joint Development Committee............. 28
          4.8.2  Composition of JDC....................................... 28
          4.8.3  JDC Meetings............................................. 28
          4.8.4  Deadlock................................................. 29

ARTICLE V -- MANUFACTURE AND SUPPLY
     5.1  Supply of Schering's Requirements............................... 29
          5.1.1  Manufacture and Supply by Zonagen........................ 29
          5.1.2  Manufacturing and Supply Agreement....................... 30
          5.1.3  Third Party Obligations.................................. 30
     5.2  Purchase Price.................................................. 30
     5.3  Clinical Trial Materials and Samples............................ 31
          5.4.1  Forecasts................................................ 32
          5.4.2  Purchase Orders.......................................... 32
     5.5  Delivery Terms.................................................. 32
     5.6  Scheduling of Delivery.......................................... 33
     5.7  Inability to Supply............................................. 33
     5.8  Second Source of Supply......................................... 33
     5.9  Quality Control and Quality Assurance........................... 33
          5.9.1  Adherence to Specifications.............................. 33
          5.9.2  Quality Control Program.................................. 34
          5.9.3  Testing and Release of Licensed Product.................. 34
          5.9.4  Nonconforming Product.................................... 34
          5.9.5  Inspections by Regulatory Authorities.................... 34
          5.9.6  Inspections by Schering.................................. 35
     5.10 Schering's Right to Manufacture................................. 35
          5.10.1  Option.................................................. 35
          5.10.2  Continued Manufacture by Zonagen........................ 35
          5.10.3  Termination of Manufacturing and Supply Agreement....... 36

ARTICLE VI - MARKETING AND COMMERCIALIZATION...................................... 36
     6.1  Commercialization....................................................... 36
     6.2  Opportunity to Cure..................................................... 37
     6.3  Marketing Review........................................................ 37

ARTICLE VII - PAYMENTS, ROYALTIES AND REPORTS..................................... 38
     7.1  Milestone Payments...................................................... 38
     7.2  R&D Funding............................................................. 39
     7.3  Royalties............................................................... 39
          7.3.1  Royalty Rates.................................................... 39
          7.3.2  Term and Scope of Royalty Obligations............................ 41
          7.3.3  Third Party Licenses - Licensed Products......................... 42
          7.3.4  Third Party Licenses - Schering Combination Products............. 42
          7.3.5  Comarketing Rights............................................... 43
     7.4  Reports and Payment of Royalty.......................................... 43
          7.4.1  Royalties Paid Quarterly......................................... 43
          7.4.2  Method of Payment................................................ 43
     7.5  Maintenance of Records; Audits.......................................... 43
          7.5.1  Record Keeping by Schering....................................... 43
          7.5.2  Underpayments/Overpayments....................................... 44
          7.5.3  Record Keeping by Sublicensee.................................... 44
          7.5.4  Confidentiality.................................................. 44
          7.5.5  Record Keeping by Zonagen........................................ 44
     7.6  Separate Payment Obligations............................................ 45

ARTICLE VIII -- PATENTS........................................................... 45
     8.1  Filing, Prosecution and Maintenance of Patents.......................... 45
     8.2  Option of Schering to Prosecute and Maintain Patents.................... 45
     8.3  Enforcement of Zonagen Patent Rights.................................... 45
          8.3.1  Notice and Discontinuance of Infringement........................ 46
          8.3.2  Continuance of Infringement...................................... 46
     8.4  Infringement of Third Party Patents; Third Party Licenses............... 47
          8.4.1  Course of Action................................................. 47
          8.4.2  Schering Option to Negotiate..................................... 47
          8.4.3  Zonagen Option to Negotiate...................................... 47
          8.4.4  Third Party Infringement Suit.................................... 48
     8.5  Certification Under Drug Price Competition and Patent Restoration Act... 48
     8.6  Abandonment............................................................. 48
     8.7  Patent Term Restoration................................................. 48
     8.8  Notices Regarding Patents............................................... 49

ARTICLE IX - CONFIDENTIALITY AND PUBLICATION............................... 49
     9.1    Confidentiality................................................ 49
            9.1.1   Nondisclosure Obligation............................... 49
            9.1.2   Disclosure to Agents................................... 50
            9.1.3   Disclosure to a Third Parties.......................... 50
     9.2    Return of Proprietary Information.............................. 51
     9.3    No Publicity................................................... 51
     9.4    Publication.................................................... 51

ARTICLE X- -REPRESENTATIONS AND WARRANTIES................................. 52
     10.1   Representations and Warranties of Each Party................... 52
     10.2   Zonagen's Representations...................................... 53
     10.3   Continuing Representations..................................... 55
     10.4   No Inconsistent Agreements..................................... 55
     10.5   Representation by Legal Counsel................................ 55

ARTICLE XI - INDEMNIFICATION AND LIMITATION ON LIABILITY................... 55
     11.1   Indemnification by Schering.................................... 55
     11.2   Indemnification by Zonagen..................................... 55
     11.3   Conditions to Indemnification.................................. 56
     11.4   Settlements.................................................... 56
     11.5   Limitation of Liability........................................ 56
     11.6   Insurance...................................................... 56

ARTICLE XII - TRADEMARK PROVISIONS......................................... 57
     12.1   Trademark Registrations and Infringements...................... 57
            12.1.1   Use of Trademark; Registration........................ 57
            12.1.2   Other Marks........................................... 57
            12.1.3   No Confusing Mark..................................... 57
            12.1.4   No Other Grants....................................... 58
            12.1.5   Review by Zonagen..................................... 58
            12.1.6   Use of Tradename...................................... 58
     12.2   Infringement Actions........................................... 58
            12.2.1   Notice of Infringement................................ 58
            12.2.2   Costs of Infringement Action.......................... 58
            12.2.3   Assistance in Actions................................. 59

ARTICLE XIII - TERM AND TERMINATION........................................ 59
     13.1   Term and Expiration............................................ 59
     13.2   Termination by Schering........................................ 59
     13.3   Termination.................................................... 60

           13.3.1  Termination for Cause............................... 60
           13.3.2  Effect of Termination for Cause on License.......... 61
                   (i)    Termination by Schering...................... 61
                   (ii)   Termination by Zonagen....................... 61
                   (iii)  Effect of Bankruptcy......................... 61
     13.4  Effect of Termination....................................... 61

ARTICLE XIV - MISCELLANEOUS............................................ 61
     14.1  Assignment.................................................. 61
     14.2  Governing Law............................................... 62
     14.3  Waiver...................................................... 62
     14.4  Independent Relationship.................................... 62
     14.5  Export Control.............................................. 63
     14.6  Entire Agreement, Amendment................................. 63
     14.7  Notices..................................................... 63
     14.8  Provisions for Insolvency................................... 64
           14.8.1  Effect on Licenses.................................. 64
           14.8.2  Rights to Intellectual Property..................... 65
           14.8.3  Schering's Rights................................... 65
     14.9  Force Majeure............................................... 66
     14.10 Severability................................................ 66
     14.11 Counterparts................................................ 66
     14.12 Captions.................................................... 66
     14.13 Recording................................................... 66
     14.14 Further Actions............................................. 67


                                   SCHEDULES

Schedule 1.22       Patents Rights
Schedule 4.4        Adverse Event Reporting Procedures
Schedule 10.2(m)    Zonagen-Third Party Agreements
Schedule 14.2       Dispute Resolution Procedures

                          EXCLUSIVE LICENSE AGREEMENT

          THIS EXCLUSIVE LICENSE AGREEMENT (the "Agreement") is made as of November 14, 1997 by and between ZONAGEN, INC., a Delaware corporation having its principal place of business at 2408 Timberloch Place, B-4, The Woodlands, Texas 77380, (hereinafter referred to as "Zonagen") and SCHERING CORPORATION, a New Jersey corporation having its principal place of business at 2000 Galloping Hill Road, Kenilworth, New Jersey 07033, (hereinafter referred to as "Schering"). Zonagen and Schering are sometimes referred to herein individually as a "Party" and collectively as the "Parties". References to "Schering" and "Zonagen" shall include their respective Affiliates (as hereinafter defined).

          WHEREAS, Zonagen has developed certain Zonagen Know-How (as hereinafter defined) and has rights to Patent Rights (as hereinafter defined) relating to certain phentolamine formulations; and

          WHEREAS, Schering, together with its Affiliates (as hereinafter defined) possesses extensive capabilities in the development and commercialization of pharmaceutical products on a worldwide basis; and

          WHEREAS, Schering desires to obtain and Zonagen is willing to grant to Schering, an exclusive license in the Territory under the Patent Rights and Zonagen Trademarks and to use the Zonagen Know-How, in the Field upon the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, Schering and Zonagen hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

          As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural, shall have the respective meanings set forth below:

          1.1 "Additional Indication" shall mean any Schering Additional Indication or any Zonagen Additional Indication.

          1.2 "Affiliate" shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with, a Party to this Agreement. For purposes of this Agreement, the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of an entity, or the right to receive fifty percent (50%) or more of the profits or earnings of an entity shall be deemed to constitute control. Such other relationship as in fact results in actual control over the management, business and affairs of an entity shall also be deemed to constitute control so long as the "controlling" entity has direct or indirect ownership of thirty percent (30%) or more of the outstanding voting securities of the "controlled" entity.

          1.3 "Calendar Quarter" shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.

          1.4 "Calendar Year" shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31, for so long as this Agreement is in effect.

          1.5  "Change of Control" shall mean

               (a) The acquisition by any Person (as defined in Section 3.2.3 hereof) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Act of 1934, as amended) of securities of Zonagen or, in the case of Schering, of Schering's parent company, Schering-Plough Corporation ("SP") or Schering (in each case the "Acquired Entity"), where such acquisition causes such Person to own fifty-one percent (51 %) or more of either (i) the then outstanding shares of common stock of the Acquired Entity (the "Outstanding Acquired Entity Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Acquired Entity entitled to vote generally in the election of the Acquired Entity's directors (the "Outstanding Acquired Entity Voting Securities"); provided, however, that for purposes of this subsection
                        --------  -------
          (a) the following acquisitions shall not constitute a Change of
          Control: (i) any acquisition directly from the Acquired Entity; (ii) any acquisition by the Acquired Entity; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Acquired Entity or any corporation controlled by the Acquired Entity; or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii), and (iii) of subsection (c) below; and, provided, further, that if any Person's
                                     --------  -------
          beneficial ownership of the Outstanding Acquired Entity Voting Securities reaches or exceeds fifty-one percent (51%) as a result of a transaction described in clauses (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Acquired Entity, such subsequent acquisition shall be treated as an acquisition that causes such Person to own fifty-one percent (51%) or more of the Outstanding Acquired Entity Voting Securities; or

               (b) individuals, who, as of the date hereof, constitute the board of directors of the Acquired Entity (the "Incumbent Acquired Entity Board") cease for any reason to constitute at least a majority of the Acquired Entity board of directors (the "Acquired Entity Board"), provided, however, that any individual becoming a director
                   --------  -------
          subsequent to the date hereof whose election, or nomination for election by Acquired Entity's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Acquired Entity Board shall be considered as though such individual were a member of the Incumbent Acquired Entity Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Acquired Entity Board; or

               (c) approval by the shareholders of the Acquired Entity of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the Acquired Entity's assets (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Acquired Entity Common Stock and the Outstanding Acquired Entity Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which, as a result of such transaction, owns the Acquired Entity or all or substantially all of the Acquired Entity's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Acquired Entity Common Stock and the Outstanding Acquired Entity Voting Securities, as the case may be,
          (ii) no Person (excluding any employee benefit plan (or related trust) of the Acquired Entity or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly fifty-one percent (51%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Acquired Entity Board at the time of the execution of the initial agreement, or of the action of the Acquired Entity Board, providing for such Business Combination; or

               (d) approval by the shareholders of the Acquired Entity of a complete liquidation or dissolution of the Acquired Entity.

          1.6 "Combination Product" shall mean a Licensed Product which comprises two (2) or more active ingredients at least one (1) of which is a Licensed Compound.

          1.7 "Effective Date" shall mean the next business day following the last to occur of (i) expiration or earlier termination of any notice and waiting period under the HSR Act; (ii) delivery of fully executed counterparts of each of the Transaction Agreements.

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

          1.8 "***"shall mean Schering's brand of *** which contain *** and are indicated for use *** for the treatment of ***.

          1.9 "*** Patents" shall mean any and all patents which, during the Term of this Agreement, are owned by Schering, or to which Schering through assignment, purchase, license or otherwise has acquired or acquires rights, including, but not limited to, those patents listed in Schedule 1.9, which have claims covering ***, or any use thereof or any material or method of manufacture useful in the development, manufacture, use or sale thereof, and any substitutions, division, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions or supplementary protection certificates of any such patents.

          1.10 "Ex-U.S. License Agreement" shall mean the agreement relating to countries and territories outside of the United States entered into by Zonagen and Schering's Affiliate, Schering-Plough Ltd. simultaneously with the entering into of this Agreement.

          1.11 "FDA" shall mean the United States Food and Drug Administration or any successor agency thereto.

          1.12 "Female Sexual Function Indication" shall mean the modulation of sexual response or function and/or the treatment of sexual dysfunction in human females.

          1.13 "Field" shall mean the use of the Licensed Product in the Male Sexual Function Indication and/or any Schering Additional Indication.

          1.14 "First Commercial Sale" shall mean, with respect to any Licensed Product, the first sale for end use of such Licensed Product after receipt of the requisite Regulatory Approval.

          1.15 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          1.16 "Improvement" shall mean any enhancement in the formulation, ingredients, preparation, presentation, means of delivery, dosage, packaging, or manufacture of Licensed Product developed prior to or during the Term of this Agreement by or on behalf of Zonagen or to which rights are acquired, through assignment, purchase, license or otherwise, by Zonagen or its Affiliates prior to or during the Term of this Agreement.

          1.17 "Licensed Compound" shall mean phentolamine, phentolamine mesylate, phentolamine hydrochloride and/or any active metabolites, isomers, salts, analogues or non-covalently bonded derivatives of any of the foregoing.

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

          1.18 "Licensed Product(s)" shall mean any form or dosage of pharmaceutical compositions or preparations, including, without limitation, Schering Combination Products, in final form for sale by prescription, over-the-counter or any other method, which contain as an active ingredient the Licensed Compound. Notwithstanding the foregoing, Licensed Products shall not include (i) Zonagen Combination Products, (ii) injectable formulations of pharmaceutical compositions containing, as an active ingredient, the Licensed Compound or (iii) *** formulations containing, as an active ingredient, the Licensed Compound.

          1.19 "Male Sexual Function Indication" shall mean the modulation of sexual response or function and/or the treatment of sexual dysfunction, including, without limitation, erectile dysfunction or premature ejaculation, in human males.

          1.20 "Manufacture" shall mean the processing, formulating, tableting, final packaging, final labeling and quality control testing of the Licensed Product in accordance with this Agreement, the Specifications and the Exhibits attached hereto and incorporated hereby.

          1.21 ***

          1.22 "NDA" shall mean a New Drug Application, Product License Application or its equivalent filed with the United States Food and Drug Administration seeking approval to market and sell a Licensed Product in the United States.

          1.23 "Net Sales" shall mean the proceeds actually received by Schering, its Affiliates or sublicensees on all sales of Licensed Product to an unaffiliated third party (whether an end-user, a distributor or otherwise), and exclusive of intercompany transfers or sales, less the
                                                                   ----
     reasonable and customary deductions from such gross amounts including: (i) credits or allowances actually granted for damaged goods, returns or rejections of Licensed Product and retroactive price reductions; (ii) sales or similar taxes borne by Schering, its Affiliates or sublicensees (including duties or other governmental charges levied on, absorbed or otherwise imposed on the sale of Licensed Product including, without limitation, value added taxes or other governmental charges otherwise measured by the billing amount, when included in billing); (iii) freight, postage, shipping, customs duties and insurance charges to the extent included in the proceeds actually received from the customer; and (iv) charge back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups. In the event that Licensed Product is transferred for consideration other than cash the Net Sales for such Licensed Product will be calculated based on the unit price for such

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

     Licensed Products sales being equal to the average unit price of such Licensed Product sold in cash transactions.

          In the event that Licensed Product is sold as part of a bundle of distinct products (i.e. not (i) packaged together with another product or (ii) in a Combination Product form alone), the Net Sales for such Licensed Product will be based on the discounted unit price for such Licensed Products sales, which discounted price shall be equal to ***

          In the event that Licensed Product is sold packaged together with another product (together a "Composite Product"), Net Sales for such Composite Product will be calculated by multiplying actual Net Sales of such Composite Product by the fraction ***.

          In the event that the Licensed Product is sold in the form of a Composite Product containing one or more products other than Licensed Product and one or more such products of the Composite Product are not sold separately, then the above formula shall be modified such that ***. If the Parties are unable to agree on the *** of the components of such Composite Product, the resolution of such issue shall be made in accordance with
     Section 14.2 hereof.

          1.24 "Patent Rights" shall mean any and all patents and pending patent applications which during the Term of this Agreement are owned by Zonagen, or to which Zonagen through assignment, purchase, license or otherwise acquires rights, including, but not limited to, those listed in Schedule 1.24, which have claims covering: (i) Licensed Compound or any use thereof or an apparatus, material or method of manufacture useful in the development, manufacture, use or sale thereof, or (ii) Licensed Product (excluding that part of any Schering Combination Product developed by or on behalf of Schering) or any use thereof or an apparatus, material or method of manufacture useful in the development, manufacture, use or sale thereof; or (iii) or are substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates or any like filing thereof, or provisional applications of any such patents and patent applications.

          1.25 "Proprietary Information" shall mean (i) Zonagen Know-How and
     (ii) all other scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, verbally or electronically, which is provided by one Party to the other Party in connection with this Agreement. When Propriety Information is disclosed in a manner other than in writing, it shall be summarized written form, marked "Confidential" and transmitted to the receiving Party within ten (10) business days of disclosure to the receiving Party.

          1.26 "Regulatory Approval" shall mean the technical, medical and scientific licenses, registrations, authorizations and approvals (including, without limitation, approvals of NDAs, supplements and amendments, pre- and post-approvals, pricing and third party

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

     reimbursement approvals, and labeling approvals) of any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the development, manufacture, distribution, marketing, promotion, offer for sale, use, import, export or sale of Licensed Product(s) and/or Licensed Compound(s) in a regulatory jurisdiction.

          1.27 "Schering Additional Indications" shall mean any new or expanded therapeutic indication(s) outside of the Male Sexual Function Indication, including, without limitation, Female Sexual Function Indications, for Licensed Compound and/or Licensed Product developed prior to or during the Term of this Agreement by or on behalf of Schering (other than pursuant to Schering's exercise of an option under Section 3.1 with respect to a Zonagen Additional Indication) or to which rights are acquired, through assignment, purchase, license or otherwise, by Schering or its Affiliates prior to or during the Term of this Agreement.

          1.28 "Schering Combination Product" shall mean a Combination Product which is developed by or on behalf of Schering or its Affiliates, but not including any Zonagen Combination Products.

          1.29 "Schering Trademark" shall mean any trademark(s) proposed, chosen, owned or controlled by Schering or its Affiliates for use with the Licensed Compound and/or the Licensed Product in the Territory.

          1.30 "Specifications" shall have the meaning set forth in Section
     5.9.1 hereof.

          1.31 ***

          1.32 "Target Patient Population" shall mean the population of patients experiencing mild to moderate erectile dysfunction.

          1.33 "Term" shall mean the period commencing on the Effective Date and unless terminated earlier pursuant to the relevant provisions of Article XIII shall continue until the expiration of the last to expire in the Territory of the Patent Rights incorporating a Valid Claim.

          1.34 "Territory" shall mean the United States of America, its territories, possessions and commonwealths.

          1.35 "Transaction Agreements" shall mean collectively this Agreement and the Ex-U.S. License Agreement.

          *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

          1.36 ***

          1.37 "Valid Claim" shall mean a composition of matter or a method of use claim, or equivalent thereof, of an issued or granted and unexpired patent in the Territory covering the use in the Field of any Licensed Compound and/or Licensed Product included within the Patent Rights, which
     (i) has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal; or (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

          1.38 "Worldwide Annual Net Sales" shall mean the aggregate total of
     (i) annual Net Sales of Licensed Product by Schering, its Affiliates or their sublicensees under this Agreement and (ii) annual Net Sales of Licensed Product by Schering-Plough Ltd., its affiliates or their sublicensees made under and as converted to U.S. dollars in accordance with the provisions of the Ex-U.S. License Agreement.

          1.39 "Zonagen Additional Indications" shall mean any new or expanded therapeutic indication(s) outside of the Field, including, without limitation, Female Sexual Function Indications, for Licensed Compound and/or Licensed Product developed prior to or during the Term of this Agreement by or on behalf of Zonagen or to which rights are acquired, through assignment, purchase, license or otherwise, by Zonagen or its Affiliates prior to or during the Term of this Agreement.

          1.40 "Zonagen Combination Product" shall mean a Combination Product which is developed by or on behalf of Zonagen or its Affiliates. A Zonagen Combination Product shall include, without limitation, a Combination Product for which Zonagen initiates the development and later transfers development obligations to Schering pursuant to an agreement entered into in accordance with Section 3.3 hereof.

          1.41 "Zonagen Know-How" shall mean any of Zonagen's, its Affiliates', or its subcontractors' information and materials relating to the research, development, registration, manufacture, marketing, use or sale of Licensed Compounds and/or Licensed Products (excluding that part of any Schering Combination Product developed by or on behalf of Schering) in the Field which during the Term of this Agreement are in Zonagen's, its Affiliates' or subcontractors' possession or control, through license or otherwise, and which are not generally known. Zonagen Know-How shall include, without limitation, discoveries, practices, methods, knowledge, Improvements, processes, formulas, data, ideas, skill, experience, inventions, know-how, technology, trade secrets, manufacturing procedures, purification and isolation techniques, instructions, test data and other intellectual property, patentable or otherwise, relating to Licensed Compounds and/or Licensed Products (excluding that part of any Schering Combination Product developed by or on behalf of

     Schering) for use in the Field, including without limitation, test procedures and other new technologies derived therefrom. Zonagen Know-How shall also include, without limitation: (i) all biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information related thereto; (ii) compositions of matter, assays and biological materials specifically relating to development, manufacture, use or sale of any Licensed Compound and/or Licensed Product (excluding that part of any Schering Combination Product developed by or on behalf of Schering) for use in the Field; and (iii) all applications, registrations, licenses, authorizations, approvals and correspondence submitted to or received from any regulatory authorities with jurisdiction over an investigational drug containing any Licensed Compound and/or Licensed Product (excluding that part of any Schering Combination Product developed by or on behalf of Schering) for use in the Field in the Territory (including, without limitation, minutes and meeting notes relating to any communications with any regulatory authority with jurisdiction over an investigational drug containing any Licensed Compound and/or Licensed Product (excluding that part of any Schering Combination Product developed by or on behalf of Schering) in the Territory).

          1.42 "Zonagen Trademark" shall mean any trademark(s) proposed, chosen, used, owned, or controlled by Zonagen or its Affiliates in connection with the Licensed Compound and/or the Licensed Product in the Territory, including, without limitation, the trademark "Vasomax".

                                  ARTICLE II
                LICENSES; DISCLOSURE OF INFORMATION; APPROVALS

     2.1   Exclusive License Grant.
           -----------------------

           2.1.1   License.  Zonagen hereby grants to Schering, as of the
                   -------
     Effective Date, an exclusive license (exclusive even as to Zonagen, except as expressly provided otherwise herein), in the Territory, under the Patent Rights and to use the Zonagen Know-How, each to discover, develop, make, have made, import, export, use, distribute, market, promote, offer for sale and sell Licensed Compound and Licensed Product(s) , each for use in the Field. Any Improvements relating to the Licensed Product (excluding that part of any Schering Combination Product developed by or on behalf of Schering) developed prior to or during the Term of this Agreement by or on behalf of Zonagen shall be included in Zonagen Know-How or Patent Rights, as the case may be, for all purposes of this Agreement. Zonagen further hereby grants to Schering, as of the Effective Date, an exclusive license, exclusive even as to Zonagen, in the Territory to use the Zonagen Trademark(s) for the Licensed Compound and/or the Licensed Product(s). It is understood by the Parties that with respect to intellectual property rights included within the Patent Rights or the Zonagen Know-How developed or acquired (whether by license, assignment or otherwise) by Zonagen after the Effective Date, such rights are granted to Schering under this Section 2.1.1, only to the extent that Zonagen is legally able to do so. Notwithstanding the previous sentence, Zonagen, in developing or acquiring such intellectual property rights, will use reasonable best efforts to ensure that Schering's rights therein are not diminished.

           2.1.2   Right to Sublicense; Appointment of Distributors.  The
                   ------------------------------------------------
     license granted to Schering under Section 2.1.1 shall include the rights to appoint distributors and to grant sublicenses to Affiliates and/or any third party, provided, however, that any grant of a sublicense by Schering
           -----  --------
     to a third party shall be subject to Zonagen's prior written consent, and, provided further that an agreement with any third party sublicensee shall provide that such sublicensee is subject to the same obligations (other than obligations to make payments to Zonagen) as is Schering under this Agreement. Zonagen's failure to respond within twenty (20) business days to a Schering request for sublicense approval shall be deemed an approval of such sublicense.

           2.1.3   Retained Rights.  Zonagen retains all rights in and to the
                   ---------------
     Patent Rights and Zonagen Know-How which are not otherwise expressly granted to or conferred upon Schering under this Agreement.

      2.2  Non-Exclusive License Grant.  In the event that the discovery,
           ---------------------------
development, making, having made, importing, exporting, use, distribution, marketing, promotion, offering for sale or sale by Schering, its Affiliates and/or sublicensees of Licensed Compound(s) and/or Licensed Product(s) would infringe during the Term of this Agreement a claim of an issued patent, and/or any patent rights which Zonagen owns or has the rights to license and which patents are not covered by the grant in Section 2.1, Zonagen hereby grants to Schering and its Affiliates, to the extent Zonagen is legally able to do so, a non-exclusive, royalty-free license in the Territory under such issued patents solely for Schering, its Affiliates and/or sublicensees to discover, develop, make, have made, import, export, use, distribute, market, promote, offer for sale and sell Licensed Compound(s) and/or Licensed Product(s) in the Field in the Territory. For the avoidance of doubt, this Section 2.2 shall not be interpreted as permitting Schering to avoid the payment of royalties which would otherwise be due for sales of Licensed Product made pursuant to the license granted in Section 2.1.

          2.3  Disclosure of Information. Upon Schering's request, which
               -------------------------
     requests may be made from time to time during the Term of this Agreement, Zonagen shall promptly disclose to Schering in writing, or via electronic media acceptable to Schering, all existing material Zonagen Know-How not previously disclosed to Schering (or any part thereof as may be designated by Schering in such request) in order to enable Schering to exploit its rights granted under Section 2.1 of this Agreement. In addition, during the Term of this Agreement Zonagen shall promptly disclose to Schering in writing, or via electronic media acceptable to Schering, on an ongoing basis all new material Zonagen Know-How. Such Zonagen Know-How and other information shall be automatically deemed to be within the scope of the licenses granted herein without payment of any additional compensation. Upon Schering's request, Zonagen shall provide reasonable technical assistance to enable Schering to utilize such additional Zonagen Know-How. Schering shall reimburse Zonagen for the documented reasonable out-of-pocket costs incurred by Zonagen in providing such technical assistance, provided Schering has approved of such costs prior to the time they are incurred. Schering shall have the right to use for all purposes in connection with obtaining any Regulatory Approval for the Licensed Product(s) all Zonagen Know-How and other information, disclosed pursuant to this Section and under this Agreement.

          2.4  HSR Filing and Approvals.
               ------------------------

               2.4.1   HSR Filing. To the extent necessary, each of Zonagen and
                       ----------
          Schering shall, at their own expense, file, within ten (10) days after the date of this Agreement, with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") the notification and report form (the "Report") required under the HSR Act with respect to the transactions as contemplated hereby and shall cooperate with the other Party to the extent necessary to assist the other Party in the preparation of its Report and to proceed to obtain necessary approvals under the HSR Act, including but not limited to the expiration or earlier termination of any and all applicable waiting periods required by the HSR Act.

               2.4.2   Zonagen's and Schering's Obligations. Each of Zonagen and
                       ------------------------------------
          Schering shall use its good faith diligent efforts to eliminate any concern on the part

          *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

          of any court or government authority regarding the legality of the proposed transaction, including, if required by federal or state antitrust authorities, promptly taking all steps to secure government antitrust clearance, including, without limitation, cooperating in good faith with any government investigation including the prompt production of documents and information demanded by a second request for documents and of witnesses if requested.

               2.4.3  Additional Approvals. Zonagen and Schering will cooperate
                      --------------------
          and use respectively all reasonable efforts to make all other registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications, authorizations, permits and waivers, if any, and to do all other things necessary or desirable for the consummation of the transactions as contemplated hereby.

          2.5  ***

          2.6  Change of Control of Zonagen; Schering Right of First Refusal.
               -------------------------------------------------------------
     Prior to any Change of Control of Zonagen, which Change of Control would result in an acquisition of Zonagen by a third party that is marketing an oral product that directly competes with the Licensed Product, Schering shall receive notice of a proposed transaction together with the substantive terms and conditions of any such transaction that, if consummated, would result in a Change of Control of Zonagen (a "Third Party Offer"). At Schering's option, the Parties shall have *** after receipt of notice of the Third Party Offer, or such longer time as the Parties may mutually agree, to negotiate, in good faith, whereby Schering would acquire Zonagen on at least the substantive terms and conditions as the Third Party Offer. In the event the Parties are unable to consummate any such transaction within the period noted above, as may be extended, Zonagen shall be free to enter into a transaction resulting in a Change of Control of Zonagen, provided, however, that Zonagen agrees that the final terms of
                 --------  -------
     any such agreement with a third party shall be no less favorable to Zonagen, when taken as a whole, than the last set of terms and conditions offered by Schering. In the event, however, that there is a Change of Control of Zonagen by a party other than Schering, the surviving entity shall do each of the following as Schering, in its sole option, may elect:
     (i) discontinue the copromotion of the Licensed Product and any Schering products that Zonagen may have been copromoting pursuant to Section 3.3 hereof, (ii) discontinue all research and development activities with respect to the Licensed Product, and (iii) discontinue all research and development activities with respect to (x) any Zonagen Combination Products to which Schering has obtained rights under Article III hereof and (y) any Zonagen Additional Indications for which Schering has previously exercised its option.. Notwithstanding the foregoing or any other provision to the contrary in this Agreement, upon any Change of Control of Zonagen, Zonagen shall return to Schering all copies of any Proprietary Information Schering has disclosed to Zonagen in connection with this

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

     Agreement and Schering, thereafter, shall have no further obligation to disclose any Proprietary Information to Zonagen (or the surviving entity in a Change of Control of Zonagen) except that Schering shall remain obligated to provide Zonagen the information required pursuant to Section 7.4.1 hereof, subject to the confidentiality provisions of Article IX hereof.

          2.7  Improvements. If, in the development of Improvements to or
               ------------
     Zonagen Additional Indications for the Licensed Product, Zonagen elects to enter into agreements with third parties in order to obtain rights that are necessary for such development and resultant commercialization, Zonagen shall be permitted to do so, provided, however, that Zonagen shall use its
                                  --------  -------
     best efforts to obtain, from such third party, exclusive (exclusive even as to such third party) worldwide rights, with the right to sublicense, to make, have made, use, market, sell, offer for sale, distribute, import and export any such Improvement or the Licensed Product for use in any such Zonagen Additional Indication.

                                  ARTICLE III
                          OPTIONS; COPROMOTION RIGHTS

          3.1  Options for Zonagen Additional Indications and *** Formulations.
               ---------------------------------------------------------------

               3.1.1  Option for Zonagen Additional Indications. Zonagen hereby
                      -----------------------------------------
          grants to Schering an exclusive option to obtain an exclusive (exclusive even as to Zonagen) license, in the Territory, under the Patent Rights and Zonagen Trademarks and to use the Zonagen Know-How to discover, develop, make, have made, import, export, use, distribute, market, promote, offer for sale, and sell Licensed Compounds and/or Licensed Products (other than *** Formulations) for use in any or all Zonagen Additional Indications. At any time prior to Regulatory Approval of the Licensed Product for use in a Zonagen Additional Indication in the United States, Schering shall have the right to exercise the option granted in this Section 3. 1.1 with respect to such Zonagen Additional Indication, by providing Zonagen with written notice of such election. Upon Schering's exercise of the option hereunder, the Parties shall promptly execute an amendment to this Agreement, which amendment (i) expands the definition of Field to include the use of the Licensed Compound and/or Licensed Product in such Zonagen Additional Indication and (ii) makes other modifications to the Agreement which are necessary to conform the agreement to such expanded scope. Schering agrees that it may exercise its option under this Section 3.1.1 only if Schering-Plough Ltd. contemporaneously exercises its similar option under Section 3.1.1 of the Ex.-U.S. License Agreement.

               3.1.2  Option for *** Formulations. If Schering exercises its
                      ---------------------------
          option under Section 3.1.1 hereof with respect to a tablet formulation of the Licensed Product for

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

          use in a Female Sexual Function Indication and Zonagen has not yet obtained Regulatory Approval for a *** Formulation, then, upon Schering's exercise of the option under Section 3.1.1, Schering shall have a further exclusive option to obtain an exclusive (exclusive even as to Zonagen) license, in the Territory, under the Patent Rights and Zonagen Trademarks and to use the Zonagen Know-How to discover, develop, make, have made, import, export, use, distribute, market, promote, offer for sale, and sell *** Formulations for use in all Additional Indications. At any time prior to *** after Zonagen has provided Schering with copies of the results of Phase II studies demonstrating the efficacy of the *** Formulation for use in any Additional Indication in the United States (the "*** Option Period"), Schering shall have the right to exercise the option granted in this
          Section 3.1.2, by providing Zonagen with written notice of such election. Upon Schering's exercise of the option hereunder, the Parties shall promptly execute an amendment to this Agreement, which amendment makes modifications to the Agreement which are necessary to conform the Agreement to such expanded scope. Schering agrees that it may exercise its option under this Section 3.1.2 only if Schering-Plough Ltd. contemporaneously exercises its similar option under
          Section 3.1.2 of the Ex.-U.S. License Agreement.

               3.1.3  Option Payments.
                      ---------------

                      (a) If Schering exercises the option granted in Section
               3.1.1 hereof (with respect to any Zonagen Additional Indication) or Section 3.1.2 hereof (with respect to the *** Formulation) prior to the later of (x) the first anniversary of the Effective Date or (ii) the enrollment of the first patient into a Phase II clinical trial testing the safety and/or efficacy of the Licensed Product for use in such Zonagen Additional Indication or of the *** Formulation for use in any Additional Indication, as appropriate, Schering shall, (i) subject to the limitations set forth in Section 3.1.3 (e) hereof, reimburse Zonagen for the reasonable out-of-pocket costs (which have not otherwise been reimbursed by Schering-Plough Ltd. pursuant to the Ex-U.S. License Agreement) incurred by Zonagen, both as of such date of exercise and on a going-forward basis, in the development of such Zonagen Additional Indications or the *** Formulation, as appropriate, which reimbursement shall be made on a quarterly basis pursuant to invoices supporting documentation submitted by Zonagen to Schering; and (ii) subject to the limitations set forth in Section 3.1.3(f) hereof, pay Zonagen *** within ten (10) business days after Zonagen has provided Schering with written evidence that the FDA has granted Regulatory Approval of the Licensed Product for such Zonagen Additional Indication or of the *** Formulation, as appropriate.

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

                (b) If Schering exercises the option granted in Section 3.1.1 hereof (with respect to any Zonagen Additional Indication) or Section
          3.1.2 hereof (with respect to the *** Formulation) after the enrollment of the first patient into a Phase II clinical trial testing the safety and/or efficacy of the Licensed Product for use in such Zonagen Additional Indication or of the *** Formulation, as appropriate, and prior to the enrollment of the first patient into a Phase III pivotal trial testing the safety and efficacy of the Licensed Product for use in such Zonagen Additional Indication or of the *** Formulation, as appropriate, Schering shall, (i) subject to the limitations set forth in Section 3.1.3(e) hereof, reimburse Zonagen for the reasonable out-of-pocket costs (which have not otherwise been reimbursed by Schering-Plough Ltd. pursuant to the Ex-U.S. License Agreement) incurred by Zonagen in the development of such Zonagen Additional Indication or the *** Formulation, as appropriate, up to the date Schering so exercises its option which reimbursement will be made pursuant to an invoice supporting documentation submitted by Zonagen to Schering; (ii) subject to the limitations set forth in
          Section 3.1.3(e) hereof, thereafter conduct and fund the remainder of the development activities that are required to obtain Regulatory Approval, in the United States, of the Licensed Product for such Zonagen Additional Indication or such *** Formulation, as appropriate;
          (iii) subject to the limitations set forth in Section 3.1.3(f) hereof pay Zonagen *** within ten (10) business days after the Parties have both signed the amendment described in Section 3.1.1 or 3.1.2 hereof, as appropriate; and (iv) subject to the limitations set forth in
          Section 3.1.3 (f) hereof pay Zonagen *** within ten (10) business days after Zonagen has provided Schering with written evidence that the FDA has granted Regulatory Approval of the Licensed Product for such Zonagen Additional Indications or of the *** Formulation, as appropriate.

                (c) If Schering exercises the option granted in Section 3.1.1 hereof (with respect to any Zonagen Additional Indication) or Section
          3.1.2 hereof (with respect to the *** Formulation) after the enrollment of the first patient into a Phase III pivotal clinical trial testing the safety and efficacy of the Licensed Product for use in such Zonagen Additional Indication or of the *** Formulation, as appropriate, and prior to United States Regulatory Approval of the Licensed Product for use in such Zonagen Additional Indication or of the *** Formulation, as appropriate, Schering shall, (i) subject to the limitations set forth in Sections 3.1.3 (e) and 3.1.3 (f) hereof, reimburse Zonagen for the reasonable out-of-pocket costs (which have not otherwise been reimbursed by Schering-Plough Ltd. pursuant to the Ex-U.S. License Agreement) incurred by Zonagen, both as of the date of the exercise

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

               of the option and on a going-forward basis, in the development of such Zonagen Additional Indication or the *** Formulation, as appropriate, and (ii) subject to the limitations set forth in
               Section 3.1.3 (f) hereof pay Zonagen ***, each within ten (10) business days after Zonagen has provided Schering with written evidence that the FDA has granted Regulatory Approval of the Licensed Product for such Zonagen Additional Indication or for such *** Formulation.

                    (d)  If Schering exercises the option granted in Section
               3.1.1 or 3.1.2 hereof, Schering's Net Sales of the Licensed Product for the Additional Indication or of the *** Formulation shall be included in the calculation of Net Sales for purposes of determining the royalty under Section 7.3 hereof.

                    (e) For any given Zonagen Additional Indication or for the *** Formulation, as appropriate, Schering's obligation to reimburse Zonagen for its out-of-pocket expenses pursuant to either Section 3.1.3 (a) (i) or Section 3.1.3 (c)(i) hereof and Schering's obligation to reimburse Zonagen for its out-of-pocket expenses pursuant to Section 3.1.3(b)(i) hereof collectively with Schering's obligation to fund the remaining development of the Licensed Product for such Additional Indication pursuant to
               Section 3.1.3(b)(ii) hereof and of the *** Formulation shall, in each case, not exceed ***. In the event that, because of Schering's funding of the remaining development of the Licensed Product for such Additional Indication or of the *** Formulation, as appropriate, Schering's obligation under Sections 3.1.3(b)(i) and 3.1.3(b)(ii) hereof collectively exceeds ***, Schering, at its option may, in its sole discretion, (x) elect to not proceed with the continued development of the Licensed Product for use in such Zonagen Additional Indication or of the *** Formulation, as appropriate, in which event, upon Zonagen's request and the refund of any payments Schering has made to Zonagen and the costs incurred by Schering in developing data in connection with such Zonagen Additional Indication, Zonagen shall have the right to continue the development of such Zonagen Additional Indication for its own account and Schering shall provide, to Zonagen, the data generated by Schering relating to the Zonagen Additional Indication or the *** Formulation (provided, however that
                                                  --------  -------
               Zonagen's use of such data shall be at its own risk) (y) proceed with such development only after the Parties have, in good faith, renegotiated the financial terms of this Agreement with respect to such Zonagen Additional Indication or the *** Formulation, as appropriate, in which event, upon Zonagen's request and the refund of any payments Schering has made to Zonagen in connection with such Zonagen Additional Indication, Zonagen shall have the right to continue the development of such Zonagen Additional

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

               Indication for its own account, or (z) elect to proceed with such continued development under the terms and conditions hereof, crediting any payments over *** against royalties that are or become due to Zonagen under Section 7.3 hereof after Regulatory Approval of the Licensed Product for use in such Zonagen Additional Indication or of the *** Formulation, as appropriate.

                    (f) Notwithstanding any other provision in this Agreement to the contrary, if, at the time of the first filing of an NDA or a supplement to an NDA previously filed pursuant to this Agreement, in either case supporting Regulatory Approval of the Licensed Product for such Zonagen Additional Indication or the *** Formulation for a Zonagen Additional Indication, the Third Year Projected Incremental Worldwide Annual Net Sales Potential for the Licensed Product for such Zonagen Additional Indication or the *** Formulation for a Zonagen Additional Indication supported by such NDA or supplement is less than ***, Schering shall not be required to make the payments specified in Sections 3.1.3(a)(ii), 3.1.3(b)(iv), 3.1.3(c)(i) and 3.1.3(c)(ii) hereof.
               For purposes of this Section 3.1.3(f) the "Third Year Projected Incremental Worldwide Annual Net Sales Potential" for a particular Additional Indication shall be the amount of projected Worldwide Annual Net Sales of the Licensed Product or the *** Formulation, as appropriate, during the third full twelve (12) month period after FDA grants Regulatory Approval of the Licensed Product or the *** Formulation, as appropriate, for use in such Additional Indication less the amount of projected Worldwide Annual Net Sales of the Licensed Product during the third full twelve (12) month period after FDA grants Regulatory Approval of the Licensed Product for use in such Additional Indication that would be expected to be made had the FDA and comparable foreign regulatory authorities not granted Regulatory Approval of the Licensed Product or the *** Formulation for use in such Additional Indication. If, within *** after the filing of an NDA or a supplement supporting Regulatory Approval of the Licensed Product or the *** Formulation for use in such Additional Indication in the United States, the Parties are unable to agree on the level of the Third Year Projected Incremental Worldwide Annual Net Sales Potential for such Licensed Product or *** Formulation in such Additional Indication, an independent expert shall be selected, by mutual agreement of the Parties, to make such determination, which determination shall be binding upon the Parties. If the Parties are unable to select such an expert within *** after the filing of an NDA or a supplement supporting Regulatory Approval of the Licensed Product or the *** Formulation, as appropriate, for use in such Additional Indication, each Party shall, within the next ten (10) business days select an independent expert and the two (2) independent experts shall select

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

               a third independent expert so as to form a panel of three (3) independent experts. The individual expert or panel of independent experts, as appropriate, shall then have thirty (30) days in which to make the determination of the level of the Third Year Projected Incremental Worldwide Annual Net Sales Potential for the License Product or the *** Formulation, as appropriate, in such Additional Indication which determination shall be binding upon the Parties.

               3.1.4  Notice. Zonagen shall provide written notice to Schering
                      ------
          at least sixty (60) days prior to the expected occurrence of each of the following events:

                      (a) the enrollment of the first patient into a Phase II clinical trial testing the safety and/or efficacy of the Licensed Product for use in each such Zonagen Additional Indication or of the *** Formulation;

                      (b) the enrollment of the first patient into a Phase III pivotal clinical trial testing the safety and efficacy of the Licensed Product for use in each such Zonagen Additional Indication or of the *** Formulation;

                      (c) the filing with the FDA of an NDA or a supplement to a previously filed NDA which supports Regulatory Approval of the Licensed Product for use in each such Zonagen Additional Indication or of the *** Formulation; and

                      (d) the granting of Regulatory Approval, in the United States, for the use of the Licensed Product in each such Zonagen Additional Indication or for the *** Formulation.

               Such notice shall state the date the relevant event is reasonably anticipated to occur and shall include, as appropriate, copies of any data, analyses, reports, protocols, or correspondence with the FDA that have not previously been provided to Schering pursuant to Section 4.6 hereof.

          3.2  Right of First Negotiation.
               --------------------------

               3.2.1  Zonagen Combination Products. Schering acknowledges that
                      ----------------------------
          Zonagen intends to develop one or more Zonagen Combination Products. Subject to the provisions set forth in this Section 3.2, Zonagen hereby grants to Schering the exclusive first right to negotiate with Zonagen, should Zonagen determine to work with third parties with respect to the development, making, using, selling, marketing or distribution of such Zonagen Combination Product, an agreement by which

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

               Schering will obtain the exclusive right (which, in Zonagen's discretion may be either exclusive except as to Zonagen or exclusive even as to Zonagen) to make, have made, import, export, use, distribute, market, promote, offer for sale and sell Zonagen Combination Products for all uses in the Field (as the definition of Field has been modified in accordance with Sections 3. 1.1 or
               3.1.2 hereof prior to the date the Parties sign an agreement with respect to such Zonagen Combination Product). The exclusive right to negotiate shall extend from the Effective Date of this Agreement until *** after Zonagen provides Schering with written notice that it has filed with the FDA and the FDA has accepted an NDA supporting Regulatory Approval of a Zonagen Combination Product, which notice shall include a copy of the NDA so filed (the "Exclusive Negotiation Period"). Notwithstanding the foregoing, if Schering sells a Schering Combination Product, Schering's right of first negotiation under this Section 3.2.1 with respect to any Zonagen Combination Product containing the same active ingredients as such Schering Combination Product shall automatically cease upon Schering's First Commercial Sale of such Schering Combination Product.

               3.2.2  *** Formulations.   If  Zonagen has developed a ***
                      ----------------
          Formulation prior to Schering's exercise of its option under Section
          3.1.1 hereof or if Schering's option under Section 3.1.2 has expired, Schering shall have the exclusive first right to negotiate with Zonagen, should Zonagen determine to work with third parties with respect to the making, using, selling, marketing or distribution of such *** Formulation, an agreement by which Schering will obtain the exclusive right (which in Zonagen's discretion may be either exclusive except as to Zonagen or exclusive even as to Zonagen) to make, have made, import, export, use, distribute, market, promote, offer for sale and sell *** Formulations for all uses. The exclusive right to negotiate shall extend from the Effective Date of this Agreement until *** after Zonagen provides Schering with written notice that it has filed with the FDA and the FDA has accepted an NDA supporting Regulatory Approval of a *** Formulation of the Licensed Product, which notice shall include a copy of the NDA so filed (the "*** Exclusive Negotiation Period").

               3.2.3  Standstill. Zonagen agrees that on or before the Effective
                      ----------
          Date of this Agreement it will terminate any existing discussions with other potential purchasers or licensees of any such Zonagen Combination Products and any such *** Formulations and that during the Exclusive Negotiation Period (with respect to Zonagen Combination Products) and the *** Exclusive Negotiation Period (with respect to *** Formulations) it will not knowingly permit any of its officers, directors, employees, representatives or agents to, directly or indirectly, (i) solicit, initiate, encourage, or enter into any discussions or negotiations with any

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

               corporation, partnership, limited liability company, person or other entity or group (each a "Person") with respect to any proposal or offer to acquire, license, distribute or exploit any such Zonagen Combination Product or *** Formulation in any manner or (ii) furnish any Person with any information with respect thereto. Notwithstanding the foregoing, this Section 3.2.3 shall not prohibit Zonagen from negotiating or entering into agreements with third parties whereby Zonagen will acquire rights to other products or technology which will become part of such Zonagen Combination Products, provided, however, that Zonagen shall use
                                     --------  -------
               its reasonable best efforts to not enter into any such agreement which would in any way diminish Schering's rights hereunder with respect to such Zonagen Combination Products (i.e., under such agreements, Zonagen shall use its reasonable best efforts to obtain exclusive worldwide rights, with the right to sublicense, to make, have made, use, market, distribute, sell, import and export, any Zonagen Combination Products using such third party component). If, despite having used such reasonable best efforts, Zonagen is not able to negotiate such an agreement that does not diminish Schering's rights hereunder prior to entering into such agreement, Zonagen shall consult with Schering, with the aim of making reasonable alternative arrangements. Notwithstanding the foregoing, Zonagen shall be free to provide such third party with any data Zonagen generates with respect to the use of the component provided by such third party as a single entity.

               3.2.4  Negotiation of Agreement. At any time during the Exclusive
                      ------------------------
          Negotiation Period (with respect to Zonagen Combination Products) or the *** Exclusive Negotiation Period (with respect to *** Formulations) after Zonagen has provided Schering with copies of the results of Phase II studies demonstrating the efficacy of such Zonagen Combination Product or such *** Formulation, as appropriate,, Zonagen may, by written notice to Schering, initiate negotiation of the agreement described in Section 3.2.1 or 3.2.2 hereof, as appropriate. Upon Zonagen's request to initiate such negotiations, the Parties shall commence good faith negotiations of the agreement described in
          Section 3.2.1 or 3.2.2 hereof, as appropriate, which agreement shall contain terms and provisions which are reasonable and customary in the pharmaceutical industry for the class of products that includes such Zonagen Combination Products or *** Formulations. If the Parties fail to sign a definitive within *** of the commencement of such negotiations, or such longer period of time as the Parties may agree, Zonagen thereafter shall be free to initiate negotiations with a third party with respect to either the Zonagen Combination Product or the *** Formulation, as appropriate, provided, however, that Zonagen may
                                           --------  -------
          not enter into an agreement with a third party on terms that, when taken as a whole, are less favorable to Zonagen, than were the terms in Schering's

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

               last offer to Zonagen during their negotiations, without first offering Schering, in writing, the opportunity to enter into an agreement with Zonagen on such less favorable terms. Schering shall have *** from the receipt of such written offer from Zonagen to elect whether or not to accept such offer. If Schering declines to accept such offer or fails to accept such offer within such *** period, Zonagen shall be free to enter into an agreement with a third party on such terms.

          3.3  Zonagen Copromotion Rights.
               --------------------------

               3.3.1  Option to Copromote Licensed Product and ***.  Subject to
                      --------------------------------------------
          Section 3.3.3 hereof, Schering hereby grants to Zonagen an option to obtain the right to copromote the Licensed Product together with *** to urologists only in the United States and under the same trademarks used by Schering for such products. Zonagen may exercise its option to obtain such rights by providing Schering with written notice of such election no later than *** prior to the anticipated commercial launch of the Licensed Product in the United States. In order for Zonagen to exercise this option, at the time of FDA acceptance of filing of the NDA, Schering agrees to notify Zonagen of the anticipated launch date of the Licensed Product. In its notice of election to Schering, Zonagen must provide Schering with adequate assurances of its ability to comply with the conditions set forth in Section 3.3.3 hereof. Upon Schering's receipt of such written notice, the Parties shall promptly commence negotiation of a definitive copromotion agreement in accordance with Section 3.3.4 hereof.

               3.3.2  Option to Copromote Licensed Product Only. Subject to
                      -----------------------------------------
          Section 3.3.3 hereof and provided Zonagen has not previously exercised its option under Section 3.3.1 hereof, Schering hereby grants to Zonagen an option to obtain the right to copromote the Licensed Product to urologists only in the United States and under the same trademarks used by Schering for such Licensed Product. If Zonagen has not previously exercised its option under Section 3.3.1 hereof, Zonagen may exercise its option to obtain such rights by providing Schering with written notice of such election no later than *** prior to the anticipated commercial launch of the Licensed Product in the United States. In such notice, Zonagen must provide Schering with adequate assurances of its ability to comply with the conditions set forth in Section 3.3.3 hereof. Upon Schering's receipt of such written notice, the Parties shall promptly commence negotiation of a definitive copromotion agreement in accordance with Section 3.3.4 hereof.

               3.3.3  Conditions Precedent for Copromotion Rights. Zonagen's
                      -------------------------------------------
          right to commence copromotion of either (i) the Licensed Product together with *** in

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

          accordance with the option granted under Section 3.3.1 hereof or (ii) the Licensed Product alone in accordance with the option granted under
          Section 3.3.2 hereof is contingent upon the following:

                      (a) At least *** prior to Schering's anticipated commercial launch of the Licensed Product in the United States, Zonagen must have in place a sales force consisting of at least *** full time equivalent representatives, each of whom are employees of Zonagen and have reasonable experience in selling therapeutic products to physicians (or such other level of experience as Schering, in its sole reasonable discretion, finds acceptable);

                      (b) Zonagen's sales force must be available for training with respect to the Licensed Product and *** (training with respect to *** is to be provided only if Zonagen exercises the option granted under Section 3.3.1 hereof) at least *** prior to Schering's anticipated commercial launch of the Licensed Product.

               3.3.4  Copromotion Agreement. If Zonagen exercises its option
                      ---------------------
          under either Sections 3.3.1 or 3.3.2 hereof, the Parties shall commence good faith negotiations of a definitive copromotion agreement promptly after Schering has received from Zonagen written notice of Zonagen's election to exercise such option. In addition to provisions to address the conditions precedent set forth in Section 3.3.3 hereof, and other material terms and conditions, the Parties agree that such definitive copromotion agreement shall contain the following terms (as appropriate depending upon which option is exercised):

                      (a) The term of such copromotion agreement shall extend from the effective date of such copromotion agreement until the earlier of (x) *** after the effective date of such copromotion agreement or (y) the expiration or earlier termination of this Agreement. If Zonagen has exercised its option under Section
               3.3.1 hereof, Zonagen shall have the right to copromote *** only during the first *** of the term of such copromotion agreement or for such longer period of time as the Parties may mutually agree (the "Initial Term").

                      (b) Zonagen must commit that each of its sales representatives will conduct an average of at least *** sales calls per year to target urologists identified by Schering and
               (x) if Zonagen has exercised its option under Section 3.3.1 hereof, that during each such sales call each such sales representative will detail both the Licensed Product and *** in the *** and *** positions, to the urologist during the Initial Term of the copromotion

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

               agreement and the Licensed Product in the *** or *** position, to the urologist after the Initial Term of the copromotion agreement, or (y) if Zonagen has exercised its option under
               Section 3.3.2 hereof, that during each such sales call each such sales representative will detail the Licensed Product, in the *** or *** position, to the urologists during the term of the copromotion agreement.

                    (c) If Zonagen exercises its option under Section 3.3.1 hereof, Zonagen shall have the right to commence copromotion of *** at any time after the definitive copromotion agreement is signed and prior to the launch of the Licensed Product provided that the sales force training regarding *** has been completed.

                    (d) Schering will train the Zonagen sales force on the Licensed Product and, if Zonagen has exercised its option under
               Section 3.3.1 hereof, ***, provided that any out-of-pocket expenses associated with the attendance by Zonagen's sales force at any such training will be borne solely by Zonagen.

                    (e) The Zonagen sales force will be managed by Schering's District Managers with respect to activities relating to the copromotion of the Licensed Product and, if Zonagen has exercised its option under Section 3.3.1 hereof, ***.

                    (f) The Zonagen sales force will utilize Schering's targeting, call reporting and sampling procedures with respect to its copromotion of the Licensed Product and, if Zonagen has exercised its option under Section 3.3.1 hereof, ***.

                    (g) If Zonagen exercises its option under Section 3.3.1 hereof, Schering shall pay Zonagen *** for each sales call made during the Initial Term of the copromotion agreement, up to a maximum of *** calls per year. If Zonagen exercises its option under Section 3.3.2 hereof, Schering shall pay Zonagen *** for each *** position sales call and *** for each *** position sales call made during the term of the copromotion agreement, up to a maximum of an aggregate of *** calls per year. Any calls made in excess of *** calls per year shall be at Zonagen's sole expense. Additionally, the Parties will agree upon an incentive bonus which will be based on the achievement of a certain level of incremental sales which are generated by Zonagen's copromotion efforts during the term of the copromotion agreement of (x) of the Licensed Product and *** (if Zonagen exercises its option under

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

               Section 3.3.1 hereof) or (y) of the Licensed Product alone (if Zonagen exercises its option under Section 3.3.2 hereof). The copromotion agreement shall provide that payments under this subsection 3.3.4(g) shall be adjusted for inflation.

                      (h) Zonagen will have the right to terminate such copromotion agreement, without cause, at any time upon *** prior written notice to Schering.

                      (i) If Zonagen exercises its option under Section 3.3.1 hereof, Zonagen will be granted an option to commence comarketing of a second brand of *** prior to the expiration of the last to expire of the *** Patents (including any extensions thereof) in the Territory.

               3.3.5  Good Faith Discussions.  If Zonagen does not exercise its
                      ----------------------
          option under either Sections 3.3.1 or 3.3.2 hereof, at Zonagen's option for a period of six (6) months after First Commercial Sale, the parties shall discuss in good faith the ability of Zonagen to copromote the Licensed Product.

                                  ARTICLE IV
             DEVELOPMENT, COMMERCIALIZATION AND REGULATORY ISSUES

          4.1  Completion of Studies. Zonagen shall diligently conduct and
               ---------------------
     complete all testing and studies, ongoing as of the Effective Date, (including, without limitation, all post-marketing commitments either imposed by the FDA or agreed to by Zonagen, as a condition of Regulatory Approval of the Licensed Product) that are necessary or useful to support Regulatory Approval in the United States of the Licensed Products with at least the *** for use in the Male Sexual Function Indication, provided, however, that Zonagen's obligation to use such diligent efforts shall not be interpreted to require Zonagen to incur more than *** of expenses in conducting such studies. If the cost of such studies exceeds ***, the Parties shall mutually agree as to which Party shall complete and pay for such studies. Zonagen shall have no other right to conduct clinical studies of the Licensed Product or any Improvements thereto for use of such Licensed Product or Improvements in the Male Sexual Function Indication without first obtaining Schering's written consent to conduct such clinical studies, which consent may be provided or withheld in Schering's sole discretion. Should Zonagen fail to conduct any such studies within the time frame requested by the FDA, Schering shall have the right to conduct such studies and Schering shall be permitted to credit the reasonably fully absorbed costs and expenses (directly attributed to the conduct of such studies) incurred by Schering in conducting such studies (including any payments Schering makes to Zonagen if Zonagen conducts such studies) against royalties that are or become due to Zonagen under Section 7.3 hereof, provided, however, that in no event shall

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

     such credit result in a reduction of more than *** of any royalty payment due under Section 7.3 hereof.

          4.2  Data and Reports. Zonagen shall promptly provide Schering with
               ----------------
     copies of all data and reports that prior to the Effective Date have been generated and after the Effective Date are generated in connection with all studies conducted in support of Regulatory Approval of the Licensed Products for use in the Field, or are useful to enable Schering to decide whether to exercise its option for any Additional Indications pursuant to
     Section 3. 1.

          4.3  Preparation and Filing of NDA. Zonagen, at its own expense, shall
               -----------------------------
     diligently prepare and file, with the FDA, an NDA which supports Regulatory Approval of the Licensed Products with at least the *** for use in the Field. Schering, at its own expense, shall provide Zonagen with advice and reasonable assistance in (i) developing an NDA filing strategy, (ii) reviewing study reports, (iii) preparing an NDA, (iv) preparing supplements to the NDA, (iv) responding to questions from the FDA regarding the NDA or any supplement thereto, and (v) any other matters that the Parties mutually agree need to be addressed to expedite the Regulatory Approval process for the Licensed Product in the Field. Zonagen will promptly notify Schering of any questions or requests for information from the FDA and shall permit Schering to participate in all interactions with the FDA.

          4.4  Adverse Event Reporting. After an NDA supporting Regulatory
               -----------------------
     Approval of the Licensed Product for use in the Field has been filed with and accepted for filing by the FDA Schering shall be responsible for adverse event reporting. To the extent Zonagen receives any information regarding adverse events related to the use of the Licensed Product Zonagen shall promptly provide Schering with such information in accordance with the Adverse Event Reporting Procedures (as may be amended from time to time upon mutual agreement) set forth in Schedule 4.4.

          4.5  Development Activities by Schering. During the Term of this
               ----------------------------------
     Agreement and thereafter, unless this Agreement is terminated prior to the expiration of the Term, Schering shall have the right to (i) develop improvements to the Licensed Products, (ii) to develop Schering Combination Products and (iii) to conduct clinical studies with the Licensed Products, Schering Combination Products and/or any Improvements thereto for use in the Field or in any Zonagen Additional Indications for which Schering has exercised its option under Section 3.1. Except as otherwise provided in
     Section 7.3.1 hereof, Schering shall be solely responsible for the costs incurred in connection with conducting such studies.

          4.6  Development of Zonagen Additional Indications and ***
               -----------------------------------------------------
     Formulations. If Schering exercises its option under Section 3.1.1 with
     ------------
     respect to a Zonagen Additional Indication or under Section 3.1.2 with respect to the *** Formulation, unless the Parties

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

     agree that Schering will assume such development responsibilities, Zonagen, thereafter, shall use diligent efforts to conduct the clinical studies that are necessary or useful to support Regulatory Approval of the Licensed Product for such Zonagen Additional Indication or of the *** Formulation, as appropriate. Except as otherwise provided in Section 3.1.3 hereof, Zonagen shall be solely responsible for the costs, incurred in connection with conducting such studies. Within thirty (30) days after the end of each Calendar Quarter (whether or not Schering has exercised its option under Sections 3.1.1 or 3.1.2 hereof), Zonagen shall provide Schering with a written report which sets forth a summary of such research and development activities conducted during such Calendar Quarter by or on behalf of Zonagen. Upon Schering's request, which requests may be made from time to time, Zonagen also shall provide Schering with copies with the following information that relates to any the use of the Licensed Product or *** Formulations of the Licensed Product in any of the Additional Indications:
     (i) all data collected during such Calendar Quarter, (ii) any analyses conducted during such Calendar Quarter, (iii) any study reports completed during such Calendar Quarter, (iv) any clinical study protocols prepared during such Calendar Quarter, and (v) any correspondence received from or sent to the FDA during such Calendar Quarter. The foregoing reporting obligations shall apply with respect to any given Zonagen Additional Indication for only so long as Schering has an option to such Zonagen Additional Indication pursuant to Section 3.1.1 or, if Schering has exercised its option, for the remainder of the Term of this Agreement.

          4.7  Notice. During the Term of this Agreement, each Party shall
               ------
     notify the other Party upon its initiation of clinical studies with respect to (i) any Additional Indication for the Licensed Product, (ii) any new form or formulation of the Licensed Product, and (iii) any Combination Product.

          4.8  Joint Development Committee.
               ---------------------------

               4.8.1  Establishment of Joint Development Committee. At
                      --------------------------------------------
          Schering's option, a joint development committee ("JDC") will be established to prepare and monitor the development program for Additional Indications and for each Party to update the other on its development of Additional Indications. Prior to the time Schering exercises its option under Section 3.1 hereof with respect to Additional Indications, the JDC shall have the right to monitor the development program and shall serve only in an advisory capacity with respect thereto. After the time Schering exercises its option under
          Section 3.1 hereof with respect to Additional Indications, the JDC shall have the additional authority to direct Zonagen's development of the Licensed Product for such Additional Indications.

               4.8.2  Composition of JDC. If Schering elects to establish the
                      ------------------
          JDC pursuant to Section 4.8.1 hereof, The JDC shall be composed of up to three (3) representatives from each of Schering and Zonagen, and a quorum shall consist of at least one (1) JDC representative from each Party. In any matter before the JDC, each Party shall have one (1) vote, and no action shall be taken except by the unanimous vote of the JDC. A Party's representatives shall serve at the discretion of such Party and may be substituted for or replaced at any time by such Party. The JDC shall be chaired by a representative of Schering. The Chairperson shall be responsible for calling meetings, preparing agendas and preparing and issuing minutes of each meeting within thirty (30) days thereafter.

               4.8.3  JDC Meetings. Once established, the JDC shall meet at
                      ------------
          least once each Calendar Quarter during the term of this Agreement, until such time as the Parties agree to a more or less frequent meeting schedule. The site of such meetings shall alternate between the offices of Schering and Zonagen (or any other site mutually agreed upon by the Parties) and each Party shall bear its own costs of attending such meetings. All meetings of the JDC shall be summarized in writing and sent to both Parties and countersigned by both Parties.

               4.8.4  Deadlock.  In the event that the JDC is unable to reach a
                      --------
          decision by unanimous vote with respect to any matter and such inability continues for a period of thirty (30) calendar days after the date on which the matter is first voted on by the JDC, each Party shall have the right to refer the matter to the most senior executive managers responsible for the development of the Licensed Product, i.e., the President of Zonagen and the President of Schering-Plough Research Institute (for development and regulatory issues) or the Executive Vice President, Schering-Plough Pharmaceuticals (for commercial issues) for resolution. Such senior executive managers shall have thirty (30) calendar days after the date on which the matter is first submitted to them to resolve such dispute. If such senior executive managers are unable to resolve such dispute within such thirty (30) calendar day period, either Party may, by providing written notice to the other Party within thirty (30) calendar days after the end of such thirty (30) day period, request that the matter be submitted to a special arbitration panel for resolution, in accordance with the procedures set forth in Schedule 14.2, Part 1.


                                   ARTICLE V
                            MANUFACTURE AND SUPPLY

          5.1  Supply of Schering's Requirements.
               ---------------------------------

               5.1.1  Manufacture and Supply by Zonagen. From the Effective Date
                      ---------------------------------
          until the fifth anniversary of Schering's First Commercial Sale of Licensed Product in the Territory and in accordance with the provisions of a manufacturing and supply agreement entered into by the Parties pursuant to Section 5.1.2 hereof, Zonagen shall either Manufacture the Licensed Compound at Zonagen's own premises or subcontract the Manufacture of the Licensed Compound to one or more

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

          subcontractors which shall have sufficient knowledge and expertise to carry out the Manufacture of the Licensed Compound and sufficient capacity to meet Schering's and Schering's Affiliates', distributors' and sublicensees' requirements for Licensed Compound. From the Effective Date until the *** anniversary of Schering's First Commercial Sale of Licensed Product in the Territory and in accordance with the provisions of a manufacturing and supply agreement entered into by the Parties pursuant to Section 5.1.2 hereof, Zonagen shall either Manufacture the Licensed Product at Zonagen's own premises or subcontract the Manufacture of the Licensed Product to one or more subcontractors which shall have sufficient knowledge and expertise to carry out the Manufacture of the Licensed Product and sufficient capacity to meet Schering's and Schering's Affiliates', distributors' and sublicensees' requirements for Licensed Product. During such time periods, Zonagen shall cause to be Manufactured and supply to Schering, and Schering shall purchase exclusively from Zonagen, Schering's Requirements of Licensed Compound and/or Licensed Product, as appropriate, for the Territory, provided, however, that Zonagen's
                                             --------  -------
          obligation to supply and Schering's obligation to purchase Licensed Compound and Licensed Product in accordance with this Section 5.1 are subject to Schering's option to Manufacture and supply Licensed Compounds and/or Licensed Products pursuant to Section 5.10 hereof. For the purposes of this Agreement, the term "Requirements" shall mean, except where specifically provided otherwise herein, all quantities of the Licensed Compounds and Licensed Products that are required by Schering and its Affiliates, distributors and sublicensees for distribution, marketing (including sampling), clinical trial materials and sale of the Licensed Product during the Term hereof.

               5.1.2  Manufacturing and Supply Agreement.  Promptly after the
                      ----------------------------------
          execution of this Agreement, the Parties shall meet to coordinate all aspects of material logistics relating to the supply of the Licensed Product hereunder. In a timely manner, but no later than within ninety
          (90) days of the Effective Date, the Parties shall agree to the terms of a Manufacture and Supply Agreement (which shall be consistent with Zonagen's obligations under the ***), based on determinations and understandings reached by the Parties that shall include, but not be limited to, logistical procedures relating to the delivery, quality control, quality assurance, recall procedures, release and manufacturing regulatory compliance matters associated with the supply of Licensed Product, and define the responsibilities and obligations of Zonagen and Schering with respect thereto. The terms of the Manufacture and Supply Agreement shall not include any additional payment terms between the Parties and no material term of the Manufacture and Supply Agreement shall be in conflict with this Agreement. The Parties shall resolve all logistical issues relating to the manufacture or supply of Licensed Product during the term of this Agreement consistent with the terms and conditions of the Manufacture and Supply Agreement.

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

               5.1.3  Third Party Obligations. Schering acknowledges that, prior
                      -----------------------
          to the Effective Date, Zonagen has entered into the *** relating to the manufacture and supply of a Licensed Compound, in bulk form, for Zonagen. Zonagen agrees that it will not extend the term of or renew the *** and will not enter into agreements with any third party with respect to the manufacture of the Licensed Compound and/or the Licensed Product without Schering's prior written consent. Zonagen further agrees that it will take all necessary action to cause the *** to expire or terminate, with respect to the Licensed Compound for use in the Field, at the end of the initial five (5) year term stated in the ***, or, upon Schering's request, earlier, provided that such earlier termination is permitted by the *** and results in no financial penalty to Zonagen.

          5.2  Purchase Price. If Schering purchases Licensed Compound or
               --------------
     Licensed Product from Zonagen pursuant to a Manufacture and Supply Agreement entered into in accordance with Section 5.1.2 hereof, Schering shall pay to Zonagen, the actual cost of goods paid by Zonagen to third parties manufacturing the Licensed Product for Zonagen plus *** of such actual cost of goods, provided, however, that Schering's purchase price for
                           --------  -------
     Licensed Product hereunder will be based only on the first *** per tablet of such actual cost of goods so paid by Zonagen and Schering's purchase price for License Compound hereunder will be based only on the first *** per kilogram of such actual cost of goods so paid by Zonagen. After the First Commercial Sale of the Licensed Product in the Territory the foregoing caps on Schering's purchase price hereunder shall be adjusted on an annual basis each January 1st by the annual percentage charge in the Producer's Price Index for Pharmaceutical Products reported in the month of June of the year immediately preceding the year in which the adjustment is to be effective.

          5.3  Clinical Trial Materials and Samples. Notwithstanding anything to
               ------------------------------------
     the contrary in Section 5.2 hereof, Licensed Product for clinical trials and for distribution of samples to physicians shall be provided to Schering by Zonagen free of charge, provided, however, that in any Calendar Year,
                                --------  -------
     the amount of Licensed Product that Schering, under this Agreement, and Schering-Plough Ltd., under the Ex-U.S. License Agreement, collectively may receive free of charge from Zonagen for the purpose of distributing samples of the Licensed Product shall not exceed the following amounts:

                    ***

          Notwithstanding the foregoing, the maximum number of tablets Zonagen shall be required to provide collectively to Schering hereunder and to Schering-Plough Ltd. under the Ex-U.S. License Agreement during any such year for purpose of distributing Samples shall not exceed ***. For amounts of Licensed Product in excess of such maximum amounts purchased by Schering from Zonagen in any Calendar Year for distribution of samples, the

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

     purchase price to be paid by Schering shall be the actual cost of goods paid by Zonagen to third parties manufacturing the Licensed Product for Zonagen.

               5.4.1  Forecasts.  The Parties will work together to establish
                      ---------
          mechanisms to ensure efficient, fair, equitable and cost effective supply logistics and materials management. Within thirty (30) days after the Effective Date, Schering shall provide Zonagen with a non-binding preliminary forecast of Schering's estimated requirements of the Licensed Product during the eighteen (18) month period following the Effective Date. As soon as practicable, but not later than thirty
          (30) days after the NDA is filed with the FDA, Schering shall provide Zonagen with a written forecast (by Calendar Quarter) of the quantity of Licensed Product that Schering desires to have delivered to it during the following four (4) consecutive Calendar Quarters. The forecast for the first two (2) of such four Calendar Quarters shall represent a binding commitment of Schering to purchase and Zonagen to supply such forecasted amount of Licensed Product. Thereafter, at least fifteen (15) days before the end of each subsequent Calendar Quarter, Schering shall provide a written, updated forecast (by Calendar Quarter) of the quantity of Licensed Product that Schering desires to have delivered to it during the following four (4) consecutive Calendar Quarters. Zonagen acknowledges that such forecasts are only estimates of Schering's purchase Requirements of the Licensed Product and that Schering shall not be bound by any such estimate, except that the first two (2) Calendar Quarters of each successive forecast so provided shall likewise represent a binding commitment of Schering to purchase and of Zonagen to supply such forecasted quantity of Licensed Product in a timely manner, subject to adjustment within the limits set forth in Section 5.4.2 hereof. The Parties understand that the making of such forecasts (and purchase orders pursuant to Section 5.4.2. hereof) must be consistent with Zonagen's obligations under the ***.

               5.4.2  Purchase Orders.  Schering shall issue to Zonagen firm
                      ---------------
          purchase orders for each delivery not later than three (3) months prior to the requested delivery date. Zonagen shall not be obligated to supply that quantity of Licensed Product in any Calendar Quarter that is more than one hundred and twenty-five percent (125%) of the last binding forecast provided by Schering for the Calendar Quarter in question; provided, however, that Zonagen shall endeavor to take all
                    --------  -------
          reasonable steps to fill binding orders for Licensed Product in excess of such amount.

          5.5  Delivery Terms. All Licensed Compound and/or Licensed Product
               --------------
     shall be delivered *** (Incoterms 1990) to a single site to be specified by Schering. Zonagen shall pay *** to such specified site and Schering shall pay ***. Title and risk of loss shall pass to Schering upon delivery by Zonagen to Schering.

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

          5.6  Scheduling of Delivery.  Zonagen shall schedule the timely
               ----------------------
     manufacturing and shipment of the Licensed Product pursuant to Schering's firm purchase orders. Should Zonagen, at any time during the course of this Agreement, have reason to believe that it will be unable to meet Schering's requested delivery dates, Zonagen will promptly notify Schering, in writing, stating the reasons for the delay.

          5.7  Inability to Supply. If at any time Zonagen is of the opinion
               -------------------
     that it may not be able to meet future binding orders from Schering for Licensed Product (including, but not limited to a situation where as a result of any intellectual property litigation Zonagen chooses not to supply Licensed Product) it shall immediately notify Schering in writing, and the Parties shall in good faith cooperate and endeavor to make appropriate arrangements for a continuous and adequate supply of Licensed Product from Zonagen to Schering. If Zonagen is unable to supply at least eighty percent (80%) of the quantities of Licensed Product ordered by Schering in any two (2) consecutive Calendar Quarters, based on Schering's estimates of its future Requirements, Schering shall be relieved of its obligation to purchase the Licensed Product from Zonagen and at any time thereafter, Schering, consistent with Zonagen's obligations under the ***, may exercise its right to manufacture the Licensed Compound or the Licensed Product under Section 5.10 hereof. Zonagen, at its own expense, shall provide Schering with all reasonable assistance to enable Schering or its third party manufacturer to manufacture the Licensed Product permitted to be manufactured by Schering hereunder.

          5.8  Second Source of Supply. Within a reasonable time (which shall
               -----------------------
     not exceed *** plus any delay associated with approval of the site of manufacture by the FDA) after Worldwide Annual Net Sales of the Licensed Product attain a level of ***, or if a restriction is imposed upon (i) manufacturing that would prevent Zonagen from meeting its supply obligations hereunder or (b) exporting the Licensed Compound or Licensed Product out of the country where it is manufactured, then, subject to the terms and provisions of the ***, Zonagen shall, at its own cost and expense, qualify a second source of supply of the Licensed Compound and Licensed Product, which second source of supply shall be subject to Schering's approval, which approval shall not unreasonably be withheld. Schering, at its sole option, may elect to be qualified as such second source of supply.

          5.9  Quality Control and Quality Assurance.
               -------------------------------------

               5.9.1  Adherence to Specifications. Zonagen warrants that all of
                      ---------------------------
          the Licensed Product supplied by Zonagen (whether Manufactured by Zonagen or a third party) to Schering hereunder shall conform to the specifications therefor as defined in the then-current Regulatory Approval of each country of the Territory ("Specifications"), as such Schedule may be amended from time to time by written agreement between the Parties and shall be manufactured in accordance with the current procedures described in the applicable Regulatory Approval and all current Good Manufacturing Practices ("cGMPs") and other applicable federal, national, State and local laws and regulations in effect at the time of manufacture. In the event that Schering requests any changes in the packaging of the Licensed Product beyond what is required by the FDA to obtain or maintain Regulatory Approval for the Licensed Product, Schering shall be responsible for the reasonable out-of-pocket costs incurred in making such changes, provided such costs have been approved by Schering prior to the time they are incurred.

               5.9.2  Quality Control Program.  Zonagen shall maintain a quality
                      -----------------------
          control program consistent with current cGMPs, as required by the Pharmaceutical Inspection Convention, all applicable laws and regulations, and health authorities, including, without limitation, the FDA, in the Territory, as applicable, and the country of manufacture, and all subsequent additions and revisions thereto.

               5.9.3  Testing and Release of Licensed Product. At Zonagen's
                      ---------------------------------------
          expense representative samples of each shipment of Licensed Product shall be analyzed in accordance with the methods of analysis defined in the then-current marketing authorization for the Territory. On release by Zonagen, Zonagen shall notify Schering that the lot of Licensed Product is available for shipment to Schering from Zonagen's manufacturing facility and along with such shipment shall provide Schering with Certificates of Analysis and Compliance for the Licensed Product included in such shipment. Schering retains the right to analyze any shipment of Licensed Product to confirm that it conforms to the Specifications.

               5.9.4  Nonconforming Product. If a shipment of Licensed Product
                      ---------------------
          does not conform to the Specifications, Zonagen shall replace such shipment free of charge with a substitute shipment which meets such Specifications according to the following timeframe: If the Licensed Product is in inventory then conforming Licensed Product will be shipped promptly. If the Licensed Product is not in inventory, Zonagen will take all reasonable steps to ensure expeditious manufacture of conforming Licensed Product which will be shipped promptly after completion of Manufacture. At Zonagen's expense, the non-conforming shipment shall be returned to Zonagen, or disposed of by Schering, at Schering's option.

               5.9.5  Inspections by Regulatory-Authorities. Each Party agrees
                      -------------------------------------
          to notify the other within two (2) business days of its receipt of notification of any inquiries, notifications, or inspection activity by any Regulatory Authority, governmental agency or authority in regard to the Licensed Product or the manufacturing facilities therefor. Zonagen shall provide a reasonable description to Schering of any such governmental inquiries, notifications or inspections promptly (but in no event later than five (5) calendar days) after notification of completion of such visit or inquiry. Zonagen shall furnish to Schering, (i) within two (2) business days after receipt, any report or correspondence issued by the Regulatory Authority or governmental authority in connection with such visit or inquiry, including but not limited to, any

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

          FDA form 483, Establishment Inspection Reports or warning letters and
          (ii) at the same time it provides to any Regulatory Authority or governmental authority, copies of any and all documents, responses or explanations relating to items set forth above, in each case purged only of trade secrets of Zonagen or its third party manufacturers that are unrelated to the obligations under this Agreement or are unrelated to the Licensed Product. In the event such governmental agency or authority requests or requires any action to be taken to address any citations, Zonagen agrees, after consultation with Schering, to take such action as necessary to address such citations, and agrees to cooperate with Schering with respect to any such citation and/or action taken with respect thereto.

                5.9.6  Inspections by Schering. Zonagen shall endeavor to obtain
                       -----------------------
          the right for Schering to visit, during normal business hours and with reasonable advance notice (a minimum of thirty (30) business days) Zonagen's manufacturing facility (including Applied Analytical Industries, Inc., Synkem, Ultraseal Corporation or their successors), under customary confidentiality conditions, for the purpose of observing the manufacturing, packaging, testing, and warehousing of the Licensed Product and to inspect for compliance with cGMPs and other applicable regulatory requirements.

          5.10  Schering's Right to Manufacture.
                -------------------------------

                5.10.1  Option.  Subject to Zonagen's obligations under the ***,
                        ------
          Schering shall have the right to begin Manufacturing the Licensed Compound and/or the Licensed Product, itself or through a third party selected by it, at any time during the Term of this Agreement after Schering has provided Zonagen with six (6) months prior notice of its intent to assume such Manufacturing responsibilities. When Schering advises Zonagen that it is able to Manufacture all of its Requirements of the Licensed Compound and the Licensed Product, Zonagen shall be relieved of its Manufacturing and supply obligations under this
          Article V. Upon Schering's request, Zonagen shall provide Schering with all reasonable assistance to enable Schering or its third party manufacturer to manufacture the Licensed Compound and/or the Licensed Product. Schering shall reimburse Zonagen for the documented reasonable out-of-pocket costs incurred by Zonagen in providing such assistance, provided Schering has approved of such costs prior to the time they are incurred. Upon assuming such Manufacturing responsibilities, Schering shall Manufacture the Licensed Product in accordance with the Specifications, cGMPs and all applicable regulatory requirements and shall maintain a quality assurance program with respect thereto.

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

               5.10.2  Continued Manufacture by Zonagen. Notwithstanding Section
                       --------------------------------
          5.10.1 hereof, if, prior to Schering's exercise of its right to begin Manufacturing the Licensed Compound and/or the Licensed Product pursuant to Section 5.10.1, Zonagen has established a second source of supply of Licensed Compound and Licensed Product pursuant to Section
          5.8 hereof, Zonagen shall have the right to continue to supply up to *** of Schering's requirements to the Licensed Compound and the Licensed Product until Zonagen, in accordance with generally accepted accounting procedures, has fully amortized the out-of-pocket cost it incurred in establishing such second source of supply, including any early cancellation penalties to be paid by Zonagen to a third party second source of supply, provided, however, that in no event shall
                                   --------  -------
          Schering, after it has exercised its right to manufacture, be obligated to purchase the Licensed Compound or the Licensed Product from Zonagen at a price that exceeds Schering's *** for manufacturing such Licensed Compound or Licensed Product. Alternatively, Schering may elect to reimburse Zonagen for the out-of-pocket cost incurred by Zonagen in establishing such second source of supply, including any early cancellation penalties to be paid by Zonagen to a third party second source of supply (to the extent such out-of-pocket cost has not otherwise been amortized in accordance with the preceding sentence), and upon the provision of such reimbursement, Zonagen's right to manufacture the Licensed Compound and the Licensed Product shall immediately cease.

               5.10.3  Termination of Manufacturing and Supply Agreement. Upon
                       -------------------------------------------------
          the termination, pursuant to this Section 5.10 of Zonagen's right to manufacture the Licensed Compound and the Licensed Product, the Manufacturing and Supply Agreement entered into by Zonagen and Schering shall automatically be terminated.


                                  ARTICLE VI
                        MARKETING AND COMMERCIALIZATION

          6.1  Commercialization. Except as set forth in Section 3.3, Schering
               -----------------
     shall be solely responsible for the promotion, marketing, distribution and sale of Licensed Product in the Field hereunder. After Zonagen has received Regulatory Approval of the Licensed Product in the Territory, Schering shall use diligent efforts to promote, market and sell the Licensed Product in the Territory. For the purposes of this Section 6. 1, "diligent efforts" shall mean those efforts which are similar to the efforts used by Schering in the marketing and sale of other products that have similar commercial value, status and potential to the Licensed Product. The Parties acknowledge and agree that, subject to the terms of this Agreement, all business decisions including, without limitation, decisions relating to Schering's manufacture, sale, commercialization, design, price, distribution, marketing and promotion of Licensed Products covered under this Agreement, shall be within the sole

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

     discretion of Schering. Notwithstanding the foregoing, nothing in this Agreement shall serve to prohibit Schering or its Affiliates from developing, registering, making, using or selling any product for use in the Field, whether or not such product directly or indirectly competes with the Licensed Product, ***

          6.2  Opportunity to Cure. If, in Zonagen's reasonable opinion,
               -------------------
     Schering fails to comply with any of its diligence obligations under
     Section 6.1, then Zonagen shall have the right to give Schering written notice thereof stating in reasonable detail the particular failure(s). Schering shall have a period of *** from the receipt of such notice to correct the failure or, in the event that the failure cannot be reasonably cured within a *** period, then Schering shall initiate actions reasonably expected to cure the failure within *** of receiving notice and shall thereafter diligently pursue such actions to cure the failure (even if requiring longer than the *** specified in Section 13.3.1(i)). In the event of a dispute as to whether or not Schering has failed to exercise due diligence under Section 6.1 or whether Schering is diligently pursuing actions reasonably expected to cure such failure under this Section 6.2, such dispute shall be resolved through the procedures set forth in Section
     14.2 hereof. If, a determination is made, in accordance with such dispute resolution procedures (taking into account the facts relevant to the efforts Schering is using with respect to the Licensed Product, including, without limitation, the competitive environment for the Licensed Product, the product life cycle of the Licensed Product, and the adverse event profile of the Licensed Product), that Schering has failed to meet its diligence obligations under Section 6.1 and has failed to cure such failure in accordance with this Section 6.2, Zonagen, as its sole remedy, thereafter shall have the right to comarket, either itself or through a third party, a second brand (i.e., using a trademark other than a trademark used by Schering, its Affiliates or sublicensees for the Licensed Product) of the Licensed Product in the Territory. In the event Zonagen obtains the right to comarket a second brand of the Licensed Product hereunder, Schering shall grant to Zonagen the right to cross-reference the NDA with respect to the Licensed Product.

          6.3  Marketing Review. Schering and Zonagen shall periodically meet,
               ----------------
     at such times and places as are mutually agreed upon by the Parties, for Schering to update Zonagen with respect to marketing strategy, programs and progress for the Licensed Products, provided, however, that such meetings
                                         --------  -------
     shall occur once per Calendar Year unless the Parties agree to meet more or less often. Schering and Zonagen shall each be responsible for its own expenses incurred in connection with attending such meetings.

                                  ARTICLE VII
                        PAYMENTS, ROYALTIES AND REPORTS

          7.1  Milestone Payments. In partial consideration for the licenses and
               ------------------
     other rights granted to Schering hereunder, Schering shall pay Zonagen milestone payments as follows,

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

     each such payment being due within ten (10) business days after the occurrence of the event triggering such payment hereunder:

               (a)  Five Million Dollars ($5,000,000.00) upon the Effective
          Date;

               (b) *** after the occurrence of both (i) the completion by Zonagen of the *** study of the Licensed Product and the submission of a report to Schering for such study, which reports is in a form reasonably acceptable to Schering and *** and (ii) the submission to and acceptance by the United States Food and Drug Administration of a New Drug Application for the Licensed Product in the Field; provided,
                                                                      --------
          however, that such NDA is accepted for filing on or before ***; and
          -------

               (c) *** upon Schering's receipt of written documentation of Regulatory Approval of the Licensed Product with *** in the United States; provided, however, that if the first Regulatory Approval of
                  --------  -------
          the Licensed Product in the United States is granted without ***, such *** milestone payment will be reduced to *** if Schering elects not to terminate this Agreement pursuant to either Section 13.2(c) or Section 13.2(d) hereof; and

               (d) If the first Regulatory Approval of the Licensed Product in the United States is granted without *** and Schering has paid the *** payment required under Section 7.1 (c) above, Schering will pay to Zonagen an additional *** if and when Schering's Net Sales of the Licensed Product in the United States during any four (4) consecutive Calendar Quarters exceeds *** in the aggregate provided that such level of Net Sales is attained within the first *** after First Commercial Sale.

     Each such milestone payment shall be payable one (1) time only regardless of the number of times the event triggering the payment of such milestone occurs. If, with respect to any milestone payment, the triggering event does not occur prior to the termination or expiration of this agreement or another specified in connection with such milestone payment, Schering shall have no obligation to pay such milestone payment to Zonagen.

          7.2  R&D Funding. In addition to the milestone payments due under
               -----------
     Section 7.1 hereof, Schering agrees to reimburse Zonagen for the reasonable actual out-of-pocket expenses (which have not otherwise been reimbursed by Schering-Plough Ltd. pursuant to the Ex-U.S. License Agreement) Zonagen has incurred or incurs in conducting the ongoing open-label study of the Licensed Product, which open-label study is identified by Zonagen as Study ZON303. Notwithstanding the foregoing, Schering's total obligation to reimburse Zonagen in accordance with this Section 7.2 shall not exceed ***. Schering's reimbursement of such expenses pursuant to this Section 7.2 will be made in installments, pursuant to invoices submitted by Zonagen to Schering, which invoices shall include documentation

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

     (including, without limitation, invoices Zonagen has received from third parties) that supports the amount of expenses for which Schering is being invoiced. Zonagen shall submit to Schering an invoice for the first such installment upon the filing with the FDA of an NDA supporting U.S. Regulatory Approval of the Licensed Product, which installment, subject to the limitations set forth in this Section 7.2, shall be in the amount of such actual out-of-pocket expenses incurred by Zonagen prior to such time. Thereafter, Zonagen shall submit to Schering invoices and supporting documentation within thirty (30) days after the end of each Calendar Quarter, which invoices, subject to the limitations set forth in this
     Section 7.2, shall be for the reasonable actual out-of-pocket expenses incurred by Zonagen during such Calendar Quarter. Each such invoice shall be payable within sixty (60) days after Schering's receipt of the invoice.

          7.3  Royalties.
               ---------

               7.3.1  Royalty Rates. (a) In further consideration for the
                      -------------
          licenses and other rights granted to Schering hereunder, subject to the terms and conditions of this Agreement and for so long as the Licensed Product is covered by a Valid Claim that provides market exclusivity for the Licensed Product in the Field in the Territory at the time of sale by Schering, Schering shall pay to Zonagen royalties as follows:

                           (i) *** of that portion of Schering's Net Sales of Licensed Product in the Territory which, during a Calendar Year are less than or equal to ***,

                           (ii) *** of that portion of Schering's Net Sales of Licensed Product in the Territory which, during a Calendar Year are greater than *** and less than or equal to ***, and

                           (iii) *** of that portion of Schering's Net Sales of
                      Licensed Product in the Territory which, during a Calendar Year are greater than ***,

                      (b) With respect to the sale of any Licensed Products for use in Schering Additional Indications where such Licensed Products are distinguishable from the Licensed Product developed by Zonagen and sold by Schering in the Male Sexual Function Indication (e.g., new formulations or dosages of the Licensed Products which are not substitutable for the Licensed Product developed by Zonagen and sold by Schering for the Male Sexual Function Indication), the royalty rates provided for in
                 Section 7.3.1 (a) above shall each be reduced by ***. If a Licensed Product sold for use in the Schering Additional Indications is not distinguishable (as described

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

                 above) from the Licensed Product sold by Schering for use in the Male Sexual Function Indication, then with respect to Schering's sales of such Licensed Product, the royalty rates set forth in Section 7.3.1(a) above shall not be reduced, provided, however, that Zonagen reimburses Schering for up to
                 --------  -------
                 *** of the costs and expenses incurred by Schering in developing such Schering Additional Indication which reimbursement will be paid in the form of a credit against future royalties payable by Schering hereunder, provided,
                                                                 --------
                 however, that the credit will be applied against only *** of
                 -------
                 the royalties due during each Calendar Quarter until the credit is fully exhausted.

                      (c) With respect to the sale of any Licensed Products which, at the time of sale by Schering, its Affiliates or sublicensees, are not covered by a Valid Claim that provides market exclusivity for such Licensed Product in the Field in the Territory, the royalty rates under Sections 7.3.1(a) and 7.3.1(b) hereof shall be reduced to *** of the royalty rate set forth in Sections 7.3.1 (a) and 7.3.1 (b) hereof, as applicable and, unless the royalty rates are further reduced as provided in this Agreement, royalties shall be payable at such rates for sales of Licensed Product made prior to the *** anniversary of the First Commercial Sale of a Licensed Product in the Territory.

                      (d) With respect to the sale of any Licensed Products which, at the time of sale by Schering, its Affiliates or sublicensees, are not covered by a Valid Claim that provides market exclusivity for such Licensed Product in the Field in the Territory, notwithstanding the royalty rate reductions set forth in Section 7.3.1(c) above, the royalty rates under Sections 7.3.1 (a) and 7.3.1 (b) hereof shall be further reduced to *** of the royalty rates set forth under Sections 7.3.1(a) and 7.3.1(b) hereof, as applicable, if during any Calendar Quarter, unit sales, in the Territory, of orally administered pharmaceutical products containing a Licensed Compound as an active ingredient, the making, using or selling of which would infringe a Valid Claim of the Patent Rights, if such Valid Claim were then in force and effect, (other than sales by Schering, its Affiliates or sublicensees of the Licensed Product), amount to more than *** of the total unit sales (including both those of Schering and of all other parties) of orally administered pharmaceutical products containing a Licensed Compound as an active ingredient, made in the Territory during such Calendar Quarter. Unless further reduced pursuant to the provisions of this Agreement, royalties shall be payable at such rates until the *** anniversary of the First Commercial Sale of a Licensed Product in the Territory.

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

                       (e) With respect to the sale of any Licensed Products
                 which, at the time of sale by Schering, its Affiliates or sublicensees, are not covered by a Valid Claim that provides market exclusivity for such Licensed Product in the Field in the Territory, notwithstanding the royalty rate reductions set forth in Section 7.3.1 (c) and 7.3.1 (d) above, no royalty shall thereafter be payable with respect to the sale of any such Licensed Product if during any Calendar Quarter, unit sales, in the Territory, of orally administered pharmaceutical products containing a Licensed Compound as an active ingredient, the making, using or selling of which would infringe a Valid Claim of the Patent Rights, if such Valid Claim were then in force and effect, (other than sales by Schering, its Affiliates or sublicensees of the Licensed Product), amount to more than *** of the total unit sales (including both those of Schering and of all other parties) of orally administered pharmaceutical products containing a Licensed Compound as an active ingredient, made in the Territory during such Calendar Quarter.

                       (f) The Parties acknowledge and agree that nothing herein
                 shall be construed as representing an estimate or projection of anticipated sales or the actual value of Licensed Compounds or Licensed Products and the figures set forth in this Section
                 7.3.1 are merely intended to define Schering's royalty obligations to Zonagen in the event such sales performance is achieved.

                 7.3.2 Term and Scope of Royalty Obligations. Subject to Section
                       -------------------------------------
          8.3.2 relating to discontinuance of royalty obligations and Section
          13.1 relating to term of royalty obligations, royalties on each Licensed Product at the rate set forth in Section 7.3.1(a) shall continue until the expiration of the time set forth in Section 7.3.1. No royalties shall be due upon the sale or other transfer among Schering, its Affiliates or sublicensees, but in such cases the royalty shall be due and calculated upon Schering's or its Affiliates' or its sublicensees' Net Sales to the first independent third party. No royalties shall accrue on the disposition of Licensed Product by Schering, Affiliates or its sublicensees as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose) or for clinical studies. Such sales by Schering shall not be included in the determination of Net Sales, during the period of time in which such third party sales are occurring.

                 7.3.3 Third Party Licenses - Licensed Products. In the event
                       ----------------------------------------
          that patent licenses from third parties (hereinafter "Third Party Patent Licenses"), are required by Schering, its Affiliates and sublicensees in order to discover, develop, make, have made, import, export, use, distribute, promote, market, offer for sale or sell Licensed Product (other than Schering Combination Products) then the royalty rates set forth

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

          in Section 7.3.1 shall be adjusted such that the royalty rate for Net Sales of Licensed Product which Schering is obligated to pay Zonagen hereunder shall be reduced by *** for each *** in royalties which Schering is obligated to pay third parties under Third Party Patent Licenses provided, however, that the royalty payable by Schering
                   --------  -------
          hereunder shall not be reduced, pursuant to this Section 7.3.3, to less than *** of Schering's Net Sales of Licensed Product. By way of example and for avoidance of doubt, if Schering is obligated to pay Zonagen a *** royalty on certain Net Sales of Licensed Product, and is also obligated to pay a *** royalty on the same Net Sales of the same Licensed Product under a Third Party Patent License, then the royalty rate under this Agreement would be reduced by *** to ***. The royalty rate reductions provided for in this Section 7.3.3 are applicable regardless of the royalty rate being paid under Section 7.3.1(a) hereof. The use of the term Licensed Product in this Section 7.3.3 shall not include Schering Combination Products.

               7.3.4  Third Party Licenses - Schering Combination Products.
                      ----------------------------------------------------
          Notwithstanding anything to the contrary in Section 7.3.3 hereof, in the event that, because of the inclusion of the Licensed Compound or Licensed Product or the use of Zonagen Know-How in Schering Combination Products, Third Party Patent Licenses are required by Schering, its Affiliates and/or sublicensees in order to discover, develop, make, have made, import, export, use, distribute, promote, market, offer for sale or sell such Schering Combination Products, then the royalty rates set forth in Section 7.3.1 shall be adjusted such that the royalty rate for Net Sales of such Schering Combination Products which Schering is obligated to pay Zonagen hereunder shall be reduced by *** for each *** in royalties which Schering is obligated to pay third parties under such Third Party Patent Licenses, provided,
                                                                       --------
          however, that the royalty payable by Schering hereunder shall not be
          -------
          reduced, pursuant to this Section 7.3.4, to less than *** of Schering's Net Sales of such Schering Combination Product. By way of example and for avoidance of doubt, if Schering is obligated to pay Zonagen a *** royalty on certain Net Sales of a Schering Combination Product, and is also obligated to pay a *** royalty on the same Net Sales of the same Schering Combination Product under a Third Party Patent License because of the inclusion of the Licensed Compound or Licensed Product or the use of Zonagen Know-How in such Schering Combination Product, then the royalty rate under this Agreement would be reduced by *** to ***.

               7.3.5  Comarketing Rights. If Schering's obligation to pay
                      ------------------
          royalties to Zonagen hereunder permanently ceases in accordance with the provisions of this Section 7.3, Zonagen thereafter shall have the right to comarket a second brand of the Licensed Product (i.e., using a trademark other than a trademark used by Schering, its Affiliates or sublicensees for the Licensed Product) in the Territory.

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

          7.4  Reports and Payment of Royalty.
               ------------------------------

               7.4.1  Royalties Paid Quarterly. Within sixty (60) calendar days
                      ------------------------
          following the close of each Calendar Quarter, following the First Commercial Sale of a Licensed Product, Schering shall furnish to Zonagen a written report for the Calendar Quarter showing the Net Sales of Licensed Product sold by Schering, its Affiliates and its sublicensees in the Territory during such Calendar Quarter and the royalties payable under this Agreement for such Calendar Quarter. Simultaneously with the submission of the written report, Schering shall pay to Zonagen, for the account of Schering or the applicable Affiliate or sublicensee, as the case may be, a sum equal to the aggregate royalty due for such Calendar Quarter calculated in accordance with this Agreement (reconciled for any previous overpayments, underpayments or credits).

               7.4.2  Method of Payment. Payments to be made by Schering to
                      -----------------
          Zonagen under this Agreement shall be paid at Schering's option, either by bank wire transfer in immediately available funds to such bank account as is designated in writing by Zonagen from time to time or by check in immediately available funds. Royalty payments shall be made in United States dollars.

          7.5  Maintenance of Records; Audits.
               ------------------------------

               7.5.1 Record Keeping by Schering. Schering and its Affiliates shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined. Upon forty-five (45) days prior written notice from Zonagen, Schering shall permit an independent certified public accounting firm of nationally recognized standing selected by Zonagen and reasonably acceptable to Schering, at Zonagen's expense, to have access during normal business hours to examine pertinent books and records of Schering and/or its Affiliates as may be reasonably necessary to verify the accuracy of the royalty reports hereunder. The examination shall be limited to pertinent books and records for any year ending not more than twenty-four (24) months prior to the date of such request. An examination under this Section 7.5.1 shall not occur more than once in any Calendar Year. Schering may designate competitively sensitive information which such auditor may not disclose to Zonagen, provided,
                                                                      --------
          however, that such designation shall not encompass the auditor's
          -------
          conclusions. The accounting firm shall disclose to Zonagen only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Zonagen. All such accounting firms shall sign a confidentiality agreement (in form and substance reasonably acceptable to Schering) as to any of Schering's or its Affiliate's confidential information which they are provided, or to which they have access, while conducting any audit pursuant to this Section 7.5.1.

               7.5.2 Underpayments/Overpayments. If such accounting firm correctly concludes that additional royalties were owed during such period, Schering shall pay

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

          the additional royalties within thirty (30) days of the date Zonagen delivers to Schering such accounting firm's written report so correctly concluding. If such underpayment exceeds *** of the royalty correctly due Zonagen then the fees charged by such accounting firm for the work associated with the underpayment audit shall be paid by Schering. Any overpayments by Schering will be credited against future royalty obligations. In the event that Schering disagrees with the audit report and the chief financial officers of Schering and Zonagen fail to resolve such disagreement, the dispute will be resolved through the dispute resolution mechanism set forth in Section 14.2.

               7.5.3  Record Keeping by Sublicensee. Schering shall include in
                      -----------------------------
          each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Schering, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Zonagen's independent accountant to the same extent required of Schering under this Agreement. Upon the expiration of twenty-four (24) months following the end of any year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon Zonagen and Schering and its sublicensees shall be released from any liability or accountability with respect to royalties for such year.

               7.5.4  Confidentiality. Zonagen shall treat all financial
                      ---------------
          information subject to review under this Section 7.5, or under any sublicense agreement, in accordance with the confidentiality provisions of this Agreement.

               7.5.5  Record Keening by Zonagen. Zonagen and its Affiliates
                      -------------------------
          shall keep complete and accurate records in sufficient detail to enable the expenses which are to be reimbursed by Schering hereunder and, during such time as Zonagen is Manufacturing the Licensed Product, Zonagen's cost of goods hereunder to be determined. Upon forty-five (45) days prior written notice from Schering, Zonagen shall permit an independent certified public accounting firm of nationally recognized standing selected by Schering and reasonably acceptable to Zonagen, at Schering's expense, to have access during normal business hours to examine pertinent books and records of Zonagen and/or its Affiliates as may be reasonably necessary to verify the accuracy of the invoices submitted by Zonagen to Schering hereunder. The examination shall be limited to pertinent books and records for any year ending not more than twenty-four (24) months prior to the date of such request. An examination under this Section 7.5.5 shall not occur more than once in any Calendar Year. Zonagen may designate competitively sensitive information which such auditor may not disclose to Schering, provided, however, that such designation shall
                                --------  -------
          not encompass the auditor's conclusions. The accounting firm shall disclose to Schering only whether the invoices are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Schering. All such accounting firms shall sign a confidentiality agreement (in form and substance reasonably acceptable to Zonagen) as to any of Zonagen's or its Affiliate's confidential information which they are provided, or to which they have access, while conducting any audit pursuant to this Section 7.5.5.

          7.6  Separate Payment Obligations. The Parties acknowledge that
               ----------------------------
     Schering's payment obligations as set forth in Sections 7.1, 7.2 and 7.3 of this Agreement are separate from and in addition to the payment obligations of Schering-Plough Ltd. as set forth in the Ex-U.S. License Agreement.

                                 ARTICLE VIII
                                    PATENTS

          8.1  Filing, Prosecution and Maintenance of Patents. Zonagen agrees to
               ----------------------------------------------
     diligently file, prosecute and maintain in the Territory, upon appropriate consultation with Schering, the Patent Rights owned in whole or in part by Zonagen and licensed to Schering under this Agreement, including without limitation, any patent applications or patents relating to any Improvement. Zonagen shall give Schering an opportunity to review the text of the applications before filing, shall consult with Schering with respect thereto, and shall supply Schering with a copy of the applications as filed, together with notice of its filing date and serial number. Zonagen shall keep Schering advised of the status of the actual and prospective patent filings (including, without limitation, the grant of any Patent Rights), and upon the written request of Schering shall provide advance copies of any substantive papers related to the filing, prosecution and maintenance of such patent filings.

          8.2  Option of Schering to Prosecute and Maintain Patents. Zonagen
               ----------------------------------------------------
     shall give one hundred and eighty (180) day notice to Schering of any desire to cease prosecution and/or maintenance of a particular Patent Right and, in such case, shall permit Schering, at its sole discretion, to continue prosecution or maintenance at its own expense. If Schering elects to continue prosecution or maintenance, Zonagen shall execute such documents and perform such acts, at Schering's expense, as may be reasonably necessary to effect an assignment of such Patent Rights to Schering. Any such assignment shall be completed in a timely manner to allow Schering to continue such prosecution or maintenance. Any patents or patent applications so assigned shall not be considered Patent Rights for all purposes under this Agreement.

          8.3  Enforcement of Zonagen Patent Rights.
               ------------------------------------

               8.3.1  Notice and Discontinuance of Infringement. In the event
                      -----------------------------------------
          that either Schering or Zonagen becomes aware of any infringement within the Territory of any issued patent within the Patent Rights, it will notify the other Party in writing to that effect. Any such notice shall include evidence to support an allegation of infringement by such third party. Zonagen shall use its best efforts to obtain a discontinuance of such infringement or bring suit against the third party infringer

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

          within *** from the date of said notice. Zonagen shall bear all the expenses of any suit brought by it. Schering shall have the right, prior to commencement of the trial, suit or action brought by Zonagen, to join any such suit or action, and in such event shall pay one-half of the costs of such suit or action. In no event shall Zonagen enter into any settlement, consent judgment or other voluntary final disposition of such suit which would adversely affect Schering's rights under this Agreement in any way without first obtaining Schering's written consent to do so, which consent may be provided or withheld in Schering's sole discretion. Additionally, in the event that Schering has joined in the action and shared in the costs thereof as set forth above, no settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of Schering. In the event that Schering has not joined the suit or action, Schering will reasonably cooperate with Zonagen in any such suit or action and shall have the right to consult with Zonagen and be represented by its own counsel at its own expense, provided that
                                                             --------
          Zonagen shall periodically reimburse Schering for its out-of-pocket costs (excluding the costs of retaining its own outside counsel) incurred in cooperating with Zonagen. Any recovery or damages derived from a suit which Schering has joined and shared costs shall be used first to reimburse each of Zonagen and Schering for its documented out-of-pocket legal expenses relating to the suit, with any remaining amounts to be shared equally by the Parties. Any recovery or damages derived from a suit which Schering has not joined shall be retained by Zonagen.

               8.3.2  Continuance of Infringement. If, after the expiration of
                      ---------------------------
          the *** period specified in Section 8.3.1, Zonagen has not overcome the allegation of infringement, obtained a discontinuance of such infringement or filed suit against such third party infringer, then, notwithstanding the limitations on royalty rate reduction set forth in Sections 7.3.3 and 7.3.4, the royalty rates to be paid by Schering on its Net Sales of Licensed Product in the Territory where such infringement is occurring shall be reduced as set forth in Section 7.3.1(c) or 7.3.1 (d), as applicable, until said infringement ceases and, thereafter, the royalty shall revert to the applicable full royalty set forth in Section 7.3.1. In the event that said infringement does not cease, the royalty reductions set forth above shall remain in effect. In addition, Schering shall have the right, but not the obligation, to bring suit against such infringer under the Patent Rights and join Zonagen as a party plaintiff, provided that Schering shall bear all the expenses of such suit. Zonagen will cooperate with Schering in any suit for infringement of a Patent Right brought by Schering against a third party, and shall have the right to consult with Schering and to participate in and be represented by independent counsel in such litigation at its own expense. Schering shall periodically reimburse Zonagen for its out-of-pocket costs (excluding Zonagen's costs of retaining independent counsel) incurred in cooperating with Schering. Schering shall incur no liability to Zonagen as a consequence of such litigation or any unfavorable

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

          decision resulting therefrom, including any decision holding any of the Patent Rights invalid or unenforceable. In the event that Schering recovers any sums in such litigation by way of damages or in settlement thereof, Schering shall retain all such sums.

          8.4  Infringement of Third Party Patents; Third Party Licenses.
               ---------------------------------------------------------

               8.4.1  Course of Action.  In the event that Schering's, its
                      ----------------
          Affiliates' or its sublicensees' making, having made, importing, exporting, using, distributing, marketing, promoting, offering for sale or selling Licensed Compounds and/or Licensed Products infringes, will infringe or is alleged by a third party to infringe a third party's patent, the Party becoming aware of same shall promptly notify the other.

               8.4.2  Schering Option to Negotiate.  Schering shall in the first
                      ----------------------------
          instance have the right to negotiate with said third party for a suitable license or assignment provided, however, that Schering shall
                                         --------  -------
          enter into no such agreement unless it has first obtained Zonagen's approval (which approval shall not be unreasonably withheld) of any royalties or payments which are to be deducted from payments to be made to Zonagen hereunder. In the event that such negotiation results in a consummated agreement, then any lump sum payment made thereunder shall be paid by Schering and shall offset any royalties due Zonagen hereunder, but only to the extent of reducing royalties due Zonagen by *** in any Calendar Quarter. Any unused amounts not so offset can be carried over to subsequent quarters.

               8.4.3  Zonagen Option to Negotiate.  Should Schering fail to
                      ---------------------------
          consummate an agreement with said third party within *** of initiating negotiations, then Zonagen shall have the right to negotiate with said third party for a suitable license or assignment. In the event that such negotiation results in a consummated agreement, then any lump sum payments made thereafter shall be paid by Zonagen. Should such agreement require the payment of royalties, Schering shall continue to pay the royalties due Zonagen hereunder and Zonagen shall pay any royalties due said third party on Schering's behalf.

               8.4.4  Third Party Infringement Suit.  In the event that a third
                      -----------------------------
          party sues Schering alleging that Schering's, its Affiliates' or its sublicensees' making, having made, importing, exporting, using, distributing, marketing, promoting, offering for sale or selling Licensed Compounds and/or Licensed Products infringes or will infringe said third party's patent, then Schering may, in its sole discretion, elect to defend such suit and, during the period in which such suit is pending, Schering shall have the right to apply up to *** of the royalties due Zonagen on sales of the allegedly infringing Licensed Product against its litigation expenses, including settlement costs and royalties paid in settlement of any such suit. Upon Schering's request and in connection with Schering's defense of any such third party infringement suit, Zonagen shall provide reasonable assistance to Schering for such defense.

          8.5  Certification Under Drug Price Competition and Patent Restoration
               -----------------------------------------------------------------
     Act. Zonagen and Schering each shall immediately give written notice to the
     ---
     other of any certification of which they become aware filed pursuant to 21 U.S.C. (S)355(b)(2)(A) (or any amendment or successor statute thereto) claiming that Patent Rights covering Licensed Compound and/or Licensed Product(s) are invalid or that infringement will not arise from the manufacture, use or sale of Compound(s) or Licensed Product(s) by a third party. Notwithstanding any provision to the contrary, in the event that the Patent Rights at issue are owned and/or controlled by Zonagen and Zonagen has failed to bring an infringement action against such third party at least fourteen (14) days prior to expiration of the forty five (45) day period set forth in 21 U.S.C. (S)355(c)(3)(C) (or any amendment or successor statute thereto), Schering shall have the right to bring such an infringement action, in its sole discretion and at its own expense, in its own name and/or in the name of Zonagen. At Schering's request, Zonagen shall, at its own expense, provide Schering reasonable assistance to conduct such infringement action, including, without limitation, causing the execution of such legal documents as Schering may deem necessary for the prosecution of such action. Schering shall periodically reimburse Zonagen for its out-of pocket costs (excluding any of Zonagen's costs of retaining independent counsel) incurred in assisting Schering. Schering shall incur no liability to Zonagen as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding any of the Patent Rights invalid or unenforceable. In the event that Schering recovers any sums in such litigation by way of damages or in settlement thereof, Schering shall have the right to retain all such sums to offset its costs, losses and expenses.

          8.6  Abandonment. Subject to Schering's rights pursuant to Section
               -----------
     8.2, Zonagen shall at the earliest known date give notice to Schering of the grant, lapse, revocation, surrender, invalidation of abandonment of any Patent Rights licensed to Schering for which Zonagen is responsible for the filing, prosecution and maintenance under this Agreement.

          8.7  Patent Term Restoration. The Parties hereto shall cooperate with
               -----------------------
     each other in obtaining patent term restoration or its equivalent in the Territory where applicable to Patent Rights. In the event that elections with respect to obtaining such patent term restoration are to be made, Schering shall have the right to make the election and Zonagen agrees to abide by such election.

          8.8  Notices Regarding Patents. All notices, inquiries and
               -------------------------
     communications in connection with this Article IV shall be sent in the manner set forth in Section 13.7 to the Parties at the addresses and facsimile numbers indicated below.

If to Zonagen:   Zonagen, Inc.
                 2408 Timberloch Place, B-4
                 The Woodlands, Texas 77380
                 Attn.:  Joseph S. Podolski, President and CEO
                 Fax No.: (281) 363-8796

If to Schering:  Schering Corporation
                 2000 Galloping Hill Road
                 Kenilworth, New Jersey 07033
                 Attn.: Staff Vice President - Patents and Trademarks Fax No.: (908) 298-5388

                                  ARTICLE IX
                        CONFIDENTIALITY AND PUBLICATION

     9.1  Confidentiality.
          ---------------

          9.1.1   Nondisclosure Obligation.  Each of Zonagen and Schering shall
                  ------------------------
     use only in accordance with this Agreement and shall not disclose to any third party any Proprietary Information received by it from the other Party, without the prior written consent of the other Party. The foregoing obligations shall survive the expiration or termination of this Agreement for a period of ***. These obligations shall not apply to Proprietary Information that:

                  (i) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by business records;

                  (ii) is at the time of disclosure or thereafter becomes published or otherwise part of the public domain without breach of this Agreement by the receiving Party;

                  (iii) is subsequently disclosed to the receiving Party by a third party who has the right to make such disclosure;

                  (iv) is developed by the receiving Party independently of Proprietary Information or other information received from the disclosing Party and such independent development can be documented by the receiving Party;

                  (v) is disclosed to any institutional review board of any entity conducting clinical trials or any governmental or other regulatory agencies in order to obtain patents or to gain approval to conduct clinical trials or to market Licensed Compound and/or Licensed Product, but such disclosure may be made only to the extent reasonably necessary to obtain such patents

*** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

          or authorizations; and, in which case reasonable effort shall be taken to maintain the confidentiality of such Proprietary Information, or

                  (vi) is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by a Party, provided that notice is promptly delivered to the other Party in order
          --------
          to provide an opportunity to seek a protective order or other similar order with respect to such Proprietary Information and thereafter the disclosing Party discloses to the requesting entity only the minimum Proprietary Information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the other Party.

           9.1.2  Disclosure to Agents.  Notwithstanding the provisions of
                  --------------------
     Section 9.1.1 and subject to the other terms of this Agreement each Party shall have the right to disclose Proprietary Information received or obtained from the other Party to its sublicensees, agents, consultants, Affiliates or other third parties (collectively "Representatives") in accordance with this Section 9.1.2. Such disclosure shall be limited only to those Representatives directly involved in the research, development, manufacturing, marketing or promotion of Licensed Compound or Licensed Product (or for such Representatives to determine their interest in performing such activities) in accordance with this Agreement. Any such Representatives must agree in writing to be bound by confidentiality and non-use obligations essentially the same as those contained in this Agreement. The term of confidentiality and non-use obligations for such Representatives shall be no less than ***.

           9.1.3  Disclosure to a Third Parties.  Notwithstanding anything
                  -----------------------------
     herein to the contrary, Zonagen shall not disclose, provide or transfer any Zonagen Know-How to any third party (other than to the subcontractors Zonagen has engaged to Manufacture Licensed Product for supply to Schering hereunder or contract research organizations engaged by Zonagen for the purpose of meeting its research, development and regulatory filing obligations hereunder, provided, however, that such disclosure shall be
                            --------  -------
     made only pursuant to a written confidential disclosure agreement which is, in form and substance, acceptable to Schering) without the prior written approval of Schering. Zonagen shall be permitted to disclose to third parties Zonagen Know-How that relates solely to (x) injectable formulations of the Licensed Product or (y) Zonagen Combination Products for which Schering has not acquired rights under Section 3.2 hereof and Schering's right of first negotiation under Section 3.2 has expired.

     9.2  Return of Proprietary Information.  At any time upon request of the
          ---------------------------------
disclosing Party after termination of this Agreement pursuant to Sections 13.2 or 13.3 hereof, the

*** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

receiving Party shall return all documents, and copies thereof, (including those in the possession of Schering's Representatives pursuant to Section 9.1.2), containing the disclosing Party's Proprietary Information. However, the receiving Party may retain one (1) copy of such documents in a secure location solely for the purpose of determining its obligations hereunder, to comply with any applicable regulatory requirements, or to defend against any product liability claims.

     9.3  No Publicity.  A Party may not use the name of the other Party in any
          ------------
publicity or advertising and, except as provided in Section 9.1, may not issue a press release or otherwise publicize or disclose any information related to the existence of this Agreement or the terms or conditions hereof, without the prior written consent of the other Party. The Parties shall agree on a form and timing of the initial press release that may be used by either Party to describe this Agreement. Nothing in the foregoing, however, shall prohibit a Party from making such disclosures to the extent deemed necessary under applicable federal or state securities laws or any rule or regulation of any nationally recognized securities exchange. In such event, however, the disclosing Party shall use good faith efforts to consult with the other Party prior to such disclosure and, where applicable, shall request confidential treatment to the extent available. Schering acknowledges that Zonagen will be required to file this Agreement with the United States Securities and Exchange Commission. Zonagen will seek confidential treatment of such filing to the extent it is reasonably able to do so and shall, prior to making any such filing, give Schering the opportunity to review and propose modifications to Zonagen's proposed redactions. Zonagen shall not unreasonably refuse to comply with any of Schering's proposed modifications.

     9.4  Publication.  Schering and Zonagen each acknowledge the potential
          -----------
benefit in publishing results of certain studies to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. No publication of Zonagen Know-How or Patent Rights may be made without the prior written consent of Zonagen. The Parties agree that Zonagen shall not publish any information regarding the use of the Licensed Products in the Field or in any Zonagen Additional Indication without Schering's prior written consent and that Schering, its Affiliates, employees or consultants shall be free to make any publication which does not disclose Zonagen Know-How or Patent Rights. In the event that any proposed publication (as defined below) discloses Zonagen Know-How or Patent Rights, the following procedure shall apply: Either Party, its Affiliates, employees or consultants wishing to make a publication shall deliver to the other Party a copy of the proposed written publication or an outline of an oral disclosure at least *** prior to submission for publication or presentation. For purposes of this Agreement, the term "publication" shall include, without limitation, abstracts and manuscripts for publication, slides and texts of oral or other public presentations, and texts of any transmission through any electronic media, e.g. any computer access system such as the Internet, World Wide Web. The reviewing Party shall have the right (i) to propose modifications to the publication for patent reasons, trade secret reasons or business reasons or (ii) to request delay of the publication or presentation in order to protect patentable information. If the reviewing Party requests a delay, the publishing Party shall delay submission or presentation for a period not less than eighteen (18) months from the filing date of the first patent application covering the information contained in the proposed publication or presentation. If the reviewing Party requests modifications to the publication, the publishing Party may edit such publication to prevent disclosure or trade secret or proprietary business information prior to submission of the publication or presentation. In the event, however, that the publication contains Zonagen Know-How or Patent Rights, any such publication must be approved, in writing, by Zonagen.


                                   ARTICLE X
                        REPRESENTATIONS AND WARRANTIES

     10.1  Representations and Warranties of Each Party.  Each of Zonagen and
           --------------------------------------------
Schering hereby represents, warrants and covenants to the other Party hereto as follows:

           (a) it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of incorporation or formation;

           (b) the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action;

           (c) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

           (d) the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter or operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

           (e) except for the governmental and Regulatory Approvals required to market the Licensed Product in the Territory and any approvals required under the HSR Act, the execution, delivery and performance of this Agreement by such Party does not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or regulatory authority and the execution, delivery or performance of this Agreement will not violate any law, rule or regulation applicable to such Party;

             (f) this Agreement has been duly authorized, executed and delivered and constitutes such Party's legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to the availability of particular remedies under general equity principles; and

             (g) it shall comply with all applicable material laws and regulations relating to its activities under this Agreement.

      10.2   Zonagen's Representations.  Zonagen hereby represents, warrants
             -------------------------
and covenants to Schering as follows:

             (a) As of the Effective Date, the Patent Rights, Zonagen Know-How and Zonagen Trademarks are existing and, to the best of its knowledge, are not invalid or unenforceable, in whole or in part;

             (b) it has the full right, power and authority to grant all of the right, title and interest in the licenses granted under Article II hereof;

             (c) it has not, prior to the Effective Date, previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in any of the Licensed Compound, Licensed Products, the Patent Rights, Zonagen Know-How or Zonagen Trademark, with respect to which Schering has been granted a license, an option or other rights hereunder;

             (d) it is the sole and exclusive owner of the Patent Rights, Zonagen Know-How and Zonagen Trademarks existing as of the Effective Date, all of which are free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership with respect to the Patent Rights, Zonagen Know-How or the Zonagen Trademark existing as of the Effective Date, whatsoever;

             (e) to the best of its knowledge the Patent Rights, Zonagen Know-How and Zonagen Trademark, and the development, manufacture, use, distribution, marketing, promotion and sale of Licensed Product in its current formulation or in the formulations currently under development by Zonagen do not, as of the Effective Date, interfere or infringe on any intellectual property rights owned or possessed by any third party;

             (f) to the best of its knowledge, as of the Effective Date, there are no third party pending patent applications which, if issued, would cover the development, manufacture, use or sale of Licensed Product, in its current formulation or in formulations currently under development by Zonagen;

*** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

             (g) as of the Effective Date, there are no claims, judgments or settlements against or owed by Zonagen or, to the best of its knowledge, pending or threatened claims or litigation relating to Licensed Compound, the Patent Rights, Zonagen Know-How and Zonagen Trademark;

             (h) as of the Effective Date, , it has disclosed to Schering all material Zonagen Know-How and other relevant information, including, without limitation, other information relating to the Patent Rights, Licensed Compounds and Licensed Products in the Field;

             (i) during the Term of this Agreement it will use diligent efforts not to diminish the rights under the Patent Rights, Zonagen Know-How and Zonagen Trademark granted to Schering hereunder, including without limitation, by not committing or permitting any actions or omissions which would cause the breach of any agreements between itself and third parties which provide for intellectual property rights applicable to the development, manufacture, use or sale of Licensed Compounds and/or Licensed Products, that it will provide Schering promptly with notice of any such alleged breach, and that as of the Effective Date, it is in compliance in all material respects with any agreements with third parties relating to Patent Rights, Zonagen Know How, Zonagen Trademarks, Licensed Compounds and/or Licensed Products;

             (j) data summaries provided to Schering by Zonagen prior to the Effective Date relating to the pre-clinical and clinical studies of the Licensed Compound accurately represent all the underlying raw data;

             (k) it has provided to Schering a summary of all adverse events known to it relating to the Licensed Compound;

             (1) except as set forth in Schedule 10.2(m), as of the Effective Date, there are no collaborative, licensing, material transfer, supply, distributorship or marketing agreements or arrangements or other similar agreements to which it or any of its Affiliates are party relating to Licensed Compound, Licensed Product or Patent Rights, which agreements are inconsistent with Schering rights hereunder;

             (m) it has not granted any rights to any third party with respect to the Licensed Compound, Licensed Product or Patent Rights, which grant of rights would be inconsistent with the rights granted to Schering hereunder; and

             (n) it has no knowledge of any material information, other than information provided to Schering prior to the signing of this Agreement, which

*** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

     would negatively affect the ability of either Party to obtain Regulatory Approval for the Licensed Product with *** or which would negatively affect the timing for obtaining such Regulatory Approval.

     10.3    Continuing Representations.  The representations and warranties of
             --------------------------
each Party contained in Sections 10.1 and 10.2(b), 10.2(d), 10.2(i), 10.2(k) and 10.2(m) shall survive the execution of this Agreement and shall remain true and correct after the date hereof with the same effect as if made as of the date hereof.

     10.4    No Inconsistent Agreements.  Neither Party has in effect and
             --------------------------
after the Effective Date neither Party shall enter into any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement.

     10.5    Representation by Legal Counsel.  Each Party hereto represents
             -------------------------------
that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.


                                  ARTICLE XI
                  INDEMNIFICATION AND LIMITATION ON LIABILITY

     11.1    Indemnification by Schering.  Schering shall indemnify, defend
             ---------------------------
and hold harmless Zonagen and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a "Zonagen Indemnified Party") from and against any and all liability, loss, damage, cost, and expense (including reasonable attorneys' fees), subject to the limitations in Section 11.5 (collectively, a "Liability") which the Zonagen Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with (i) the breach by Schering of any covenant, representation or warranty contained in this Agreement (ii) the Manufacture, promotion, distribution, use, testing, marketing, sale or other disposition of Licensed Compounds and/or Licensed Products by Schering, its Affiliates or sublicensees or clinical trails conducted by or on behalf of Schering on a Licensed Product or (iii) the successful enforcement by a Zonagen Indemnified Party of its rights under this Section 11.1. Notwithstanding the foregoing, Schering shall have no obligation under this Agreement to indemnify, defend or hold harmless any Zonagen Indemnified Party with respect to claims, demands, costs or judgments which result from willful misconduct or negligent acts or omissions of Zonagen, its Affiliates, or any of their respective employees, officers, directors or agents.

     11.2    Indemnification by Zonagen.  Zonagen shall indemnify, defend and
             --------------------------
hold harmless Schering and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a "Schering Indemnified Party") from and against any Liability which the Schering Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with (i) the breach by Zonagen of any covenant, representation or warranty contained in this Agreement; (ii) the discovery, development, Manufacture, promotion, sale or use of Licensed Compounds and/or Licensed Products by Zonagen, its Affiliates or their subcontractors or clinical trials conducted by or on behalf of Zonagen on Licensed Products; or (iii) the successful enforcement by a Schering Indemnified Party of its rights under this Section 11.2. Notwithstanding the foregoing, Zonagen shall have no obligation under this Agreement to indemnify, defend, or hold harmless any Schering Indemnified Party with respect to claims, demands, costs or judgments which result from willful misconduct or negligent acts or omissions of Schering, its Affiliates, or any of their respective employees, officers, directors or agents.

     11.3    Conditions to Indemnification.  The obligations of the
             -----------------------------
indemnifying Party under Sections 11.1 and 11.2 are conditioned upon the delivery of written notice to the indemnifying Party of any potential Liability promptly after the indemnified Party becomes aware of such potential Liability. The indemnifying Party shall have the right to assume the defense of any suit or claim related to the Liability if it has assumed responsibility for the suit or claim in writing; however, if in the reasonable judgment of the indemnified Party, such suit or claim involves an issue or matter which could have a materially adverse effect on the business operations or assets of the indemnified Party, the indemnified Party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification rights such Party may have at law or in equity. If the indemnifying Party defends the suit or claim, the indemnified Party may participate in (but not control) the defense thereof at its sole cost and expense.

     11.4    Settlements.  Neither Party may settle a claim or action related
             -----------
to a Liability without the consent of the other Party, if such settlement would impose any monetary obligation on the other Party or require the other Party to submit to an injunction or otherwise limit the other Party's rights under this Agreement. Any payment made by a Party to settle any such claim or action shall be at its own cost and expense.

     11.5    Limitation of Liability.  With respect to any claim by one Party
             -----------------------
against the other arising out of the performance or failure of performance of the other Party under this Agreement, the Parties expressly agree that the liability of such Party to the other Party for such breach shall be limited under this Agreement or otherwise at law or equity to direct damages only and in no event shall a Party be liable for, punitive, exemplary or consequential damages. The limitations set forth in this Section 11.5 shall not apply with respect to the obligations of either Party to indemnify the other under Sections
11.1 or 11.2 hereof in connection with a Liability to a third party.

*** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

     11.6    Insurance.  Zonagen acknowledges and agrees that during the Term
             ---------
of this Agreement and for a period of five (5) years following the expiration or earlier termination of this Agreement, it shall maintain, in full force and effect, adequate liability insurance, including product liability and contractual liability insurance each with coverage of not less than *** for each claim and in the aggregate to cover such Party's obligations under this Agreement. Such insurance coverage shall be maintained with a nationally recognized insurance carrier(s) that is reasonably acceptable to Schering. Zonagen shall provide Schering with evidence of such insurance upon Schering's request, which requests may be made from time to time during the Term of this Agreement and the five (5) year period following expiration or earlier termination of this Agreement. Schering acknowledges and agrees that during the Term of this Agreement and for a period of five (5) years following the expiration or earlier termination of this Agreement, it shall maintain, in full force and effect, an insurance program (which may be through self-insurance) for liability insurance, including products liability and contractual liability insurance, reasonably covering its obligations under this Agreement.

                                  ARTICLE XII
                             TRADEMARK PROVISIONS

     12.1    Trademark Registrations and Infringements.
             -----------------------------------------

             12.1.1  Use of Trademark; Registration.  Schering shall have the
                     ------------------------------
     exclusive right, but not the obligation to use the Zonagen Trademarks for the Licensed Compounds and/or the Licensed Products in the Territory and is free to use any of its own trademarks in connection therewith. Should Schering elect to use the Zonagen Trademarks in the Territory, Schering shall notify Zonagen, in writing, and within thirty (30) days of such notice, Zonagen shall notify Schering as to whether the Zonagen Trademark is filed or registered in the Territory. Zonagen shall search, file, prosecute, maintain and defend in its or an Affiliate's name, and at its own cost and expense, the Zonagen Trademarks in the Territory relating to the marketing or sale of the Licensed Compound and/or the Licensed Product and shall provide Schering with regular status reports. Should Zonagen reasonably determine that a Zonagen Trademark is not available for use or registration, Zonagen shall notify Schering in writing and the Parties shall agree on whether an alternate Zonagen Trademark shall be used.

             12.1.2  Other Marks.  Schering and Zonagen each acknowledge the
                     -----------
     rights of the other in their respective trademarks, trade names, trade dress and logos used in connection with the products other than the Licensed Compound and/or the Licensed Product, and, except and to the extent expressly provided in this Agreement, nothing in this Agreement shall be deemed to give either Party during or after the duration of this Agreement any right, title or interest in the trademarks, trade names, trade dress or logos of the other Party.

             12.1.3  No Confusing Mark.  Zonagen shall neither use nor seek to
                     -----------------
     register any trademarks which are confusingly similar to the Zonagen Trademark or any other trademarks, trade names, trade dress or logos used in connection with the Licensed Compound and/or the Licensed Product.

             12.1.4  No Other Grants.  Zonagen agrees that it shall neither use
                     ---------------
     itself, nor grant to a third party or to an Affiliate, the right to the use of the Zonagen Trademarks in the Territory during the Term of this Agreement without the written consent of Schering, which consent may be withheld for any reason.

             12.1.5  Review by Zonagen.  Should Schering elect to use a Zonagen
                     -----------------
     Trademark, Schering shall submit to Zonagen, in writing, intended formats for use on the packaging and on promotional and sales materials prior to the first use thereof by Schering. Should Zonagen not provide a reasonable basis for disapproval of the intended formats within thirty (30) days of receipt, Schering may then use such Zonagen Trademark in the formats submitted on those and on subsequently developed packaging and promotional materials. Schering agrees that it will not thereafter implement any changes to such formats unless the same has been submitted to Zonagen in accordance with the procedure set forth in the preceding sentence.

             12.1.6  Use of Tradename.  In addition to the tradename of Schering
                     ----------------
     or its Affiliates, Schering shall, if permitted by applicable laws and regulation, include on the packaging and promotional materials for Licensed Product a statement indicating that Schering is selling the Licensed Product pursuant to a license granted by Zonagen.

     12.2    Infringement Actions.
             --------------------

             12.2.1  Notice of Infringement   If Schering elects to use the
                     ----------------------
     Zonagen Trademark in the Territory, Schering shall notify Zonagen promptly and in writing upon learning that the Zonagen Trademark is actually or potentially infringed by a third party, or if an allegation is made the Zonagen Trademark may infringe the rights of a third party. Zonagen shall have the right, but not the obligation, to take appropriate action to stop the infringement or to defend the right to the continued use of its trademark. Should Zonagen decline to take action within thirty (30) days of receipt of notice from Schering, then Schering is not obligated to but may, at its option, take reasonable action to stop the infringement or to defend the right to the continued use of the Zonagen Trademark. The Party bringing the action shall be deemed the "Litigating Party" and the other Party, the "Non-Litigating Party" for purposes of this Article XII.

*** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

             12.2.2  Costs of Infringement Action.  In any action brought
                     ----------------------------
     pursuant to Section 12.2.1, the costs of the action shall be borne and any recovery shall be retained by the Litigating Party; provided, however, that
                                                         --------  -------
     if the Litigating Party recovers damages attributable to (i) the profits of a third party infringer; or (ii) lost profits or lost sales of the Non-Litigating Party; or (iii) punitive damages against the third party infringer; then any net recovery to the Litigating Party (i.e. total amount of recovery, less court costs and attorneys' fees), shall be divided equally between Zonagen and Schering. If Schering is the Litigating Party in an action to defend the right to the continued use of the Zonagen Trademark and is successful in obtaining a final judgment of a court of competent jurisdiction defending the right to the continued use of the Zonagen Trademark, then Zonagen shall reimburse Schering for half of its reasonable out-of-pocket net costs in obtaining the judgment (i.e., court costs and reasonable attorneys' fees less any recoveries received).

             12.2.3  Assistance in Actions.  In any action brought pursuant to
                     ---------------------
     Section 12.2.1, the Non-Litigating Party shall provide reasonable assistance and information to the Litigating Party and shall be reimbursed for its reasonable out-of-pocket costs and expenses.

                                 ARTICLE XIII
                             TERM AND TERMINATION

     13.1    Term and Expiration.  This Agreement shall be effective as of the
             -------------------
Effective Date and unless terminated earlier by mutual written agreement of the Parties or pursuant to Sections 13.2 or 13.3 below, the Term of this Agreement shall continue in effect until expiration of the last to expire Patent Right incorporating a Valid Claim. The expiration or termination of this Agreement shall not have the effect of causing the expiration or termination of the Ex-U.S. License Agreement. Upon expiration of this Agreement (i) Schering's licenses, other than the license to use the Zonagen Trademarks, pursuant to
Section 2.1 and 2.2 shall become fully paid-up, perpetual non-exclusive licenses and (ii) Schering's license to use the Zonagen Trademarks, pursuant to Section 2.1, shall become a fully paid-up, perpetual, exclusive license (exclusive even as to Zonagen).

     13.2    Termination by Schering.  Notwithstanding anything contained herein
             -----------------------
to the contrary, Schering shall have the unilateral right, but not the obligation, to terminate this Agreement, in its sole discretion, upon written notice to Zonagen if any of the following occur:

                    (a) the results of the *** do not permit the filing of an NDA for the Licensed Product prior to *** of the Licensed Product; or

*** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

                    (b) an NDA supporting Regulatory Approval of the Licensed Product with *** is not filed with and accepted for filing by the FDA on or before ***; or

                    (c) Regulatory Approval permitting the sale of the Licensed Product with *** in the United States has not been granted on or before ***; or

                    (d) the first Regulatory Approval permitting the sale of the Licensed Product in the United States does not contain labeling that Schering, in its sole discretion, finds satisfactory; or

                    (e) after Regulatory Approval permitting the sale of the Licensed Product in the United States, serious adverse events are reported with respect to the Licensed Product or the FDA requires a significant change in the labeling of the Licensed Product; or

                    (f) a license from a third party is required in order to make, have made, use or sell the Licensed Product and the total royalty payable by Schering cumulatively to Zonagen and such third party(ies) exceeds *** of Schering's Net Sales of the Licensed Product.

     13.3    Termination.
             -----------

             13.3.1 Termination for Cause.  This Agreement may be terminated by
                    ---------------------
     notice by either Party at any time during the Term of this Agreement:

                    (i) subject to Section 14.2, if the other Party is in breach of its material obligations (other than a breach of Schering's diligence obligations under Section 6.1 hereof) hereunder and has not cured such breach within *** after notice requesting cure of the breach with reasonable detail of the particulars of the alleged breach or in the event that the breach cannot be reasonably cured within such ***, the other Party has not initiated actions reasonably expected to cure the cited failure within *** of receiving notice; or

                    (ii) upon the filing or institution of bankruptcy,
             reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party, or in the event a receiver or custodian is appointed for such Party's business, or if a substantial portion of such Party's business is subject to attachment or

*** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

             similar process; provided, however, that in the case of any
                              --------  -------
             involuntary bankruptcy proceeding such right to terminate shall only become effective if the proceeding is not dismissed within *** after the filing thereof.

             13.3.2  Effect of Termination for Cause on License.
                     ------------------------------------------

                     (i) Termination by Schering. In the event Schering terminates this Agreement under Section 13.3.1(i), Schering's licenses pursuant to Sections 2.1 and 2.2 shall become fully paid-up, perpetual licenses.

                     (ii)  Termination by Zonagen.  In the event that Zonagen
                           ----------------------
             terminates this Agreement under Section 13.3.1(i), then the rights and licenses granted to Schering under Sections 2.1 and 2.2 of this Agreement shall terminate and all rights to the Patent Rights, Zonagen Know-How, Zonagen Trademarks, Licensed Compounds and Licensed Products shall revert to Zonagen. Additionally, the Parties will negotiate, in good faith, the grant by Schering of a license to Zonagen, on appropriate commercial terms, of any of Schering's know-how solely as such know-how relates to Zonagen's rights to manufacture and sell the Licensed Product.

                     (iii) Effect of Bankruptcy.  In the event Schering
                           --------------------
             terminates this Agreement under Section 13.3.1(ii) or this Agreement is otherwise terminated under Section 13.3.1(ii), the Parties agree that Schering, as a licensee of rights to intellectual property under this Agreement, shall retain and may fully exercise all of its rights and elections under Title 11, including as set forth in Section 14.8 hereof.

     13.4    Effect of Termination.  Expiration or termination of the
             ---------------------
Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, and the provisions of Article IX (other than Section 9.4) and XI shall survive the expiration of the Agreement. The provisions of
Section 9.4 shall survive any termination of this Agreement by Schering under
Section 13.3.1 because of a breach of this Agreement by Zonagen. Any expiration or early termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to termination, including the obligation to pay royalties for Licensed Product(s) or Licensed Compound sold prior to such termination.

                                  ARTICLE XIV
                                 MISCELLANEOUS

     14.1    Assignment.  Neither this Agreement nor any or all of the rights
             ----------
and obligations of a Party hereunder shall be assigned, delegated, sold, transferred, sublicensed (except as otherwise provided herein) or otherwise disposed of, by operation of law or otherwise, to any third party other than an Affiliate of such Party, without the prior written consent of the other Party, and any attempted assignment, delegation, sale, transfer, sublicense or other disposition, by operation of law or otherwise, of this Agreement or of any rights or obligations hereunder contrary to this Section 14.1 shall be a material breach of this Agreement by the attempting Party, and shall be void and without force or effect; provided, however, either Party may, without such
                         --------  -------
consent, assign the Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its assets related to the division or the subject business, or in the event of its merger or consolidation or change in control or similar transaction. This Agreement shall be binding upon, and inure to the benefit of, each Party, its Affiliates, and its permitted successors and assigns. Each Party shall be responsible for the compliance by its Affiliates with the terms and conditions of this Agreement.

     14.2    Governing Law.  This Agreement shall be governed, interpreted and
             -------------
construed in accordance with the laws of the State of New Jersey, without giving effect to conflict of law principles. The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement. In the event of the occurrence of such a dispute (except for a deadlock in a matter being considered by the JDC, the resolution of which shall be accomplished in accordance with the provisions of Section 4.8.4 hereof) either Party may, by written notice to the other Party, have such dispute referred to their respective officers (designated below) or their successors for attempted resolution by good faith negotiations within thirty (30) calendar days after such notice is received. Said designated officers are as follows:

             For Schering:       Executive Vice President,
                                        Schering-Plough Pharmaceuticals

             For Zonagen:        President of Zonagen

In the event the designated officers are not able to resolve such dispute through good faith negotiations within such thirty (30) calendar day period, either Party may invoke the provisions of Schedule 14.2, Part II at any time within thirty (30) calendar days following the end of such thirty (30) calendar day period. Notwithstanding the foregoing, nothing in this Section 14.2 shall prohibit a Party from seeking temporary or injunctive relief from a court of competent jurisdiction pending the resolution of a dispute in accordance with the provisions of this Section 14.2.

      14.3   Waiver.  Any delay or failure in enforcing a Party's rights under
             ------
this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party's rights to the future enforcement of its rights under this Agreement, nor operate to bar the exercise or enforcement thereof at any time or times thereafter, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

      14.4   Independent Relationship.  Nothing herein contained shall be deemed
             ------------------------
to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

      14.5   Export Control.  This Agreement is made subject to any restrictions
             --------------
concerning the export of products or technical information from the United States of America which may be imposed upon or related to Zonagen or Schering from time to time by the government of the United States of America. Furthermore, Schering agrees that it will not export, directly or indirectly, any technical information acquired from Zonagen under this Agreement or any products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

      14.6   Entire Agreement, Amendment.  This Agreement, including the
             ---------------------------
Exhibits and Schedules hereto and all the covenants, promises, agreements, warranties, representations, conditions and understandings sets forth the complete, final and exclusive agreement between the Parties and supersedes and terminates all prior and contemporaneous agreements and understandings between the Parties, whether oral or in writing. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein. No subsequent alteration, amendment, change, waiver or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. No understanding, agreement, representation or promise, not explicitly set forth herein, has been relied on by either Party in deciding to execute this Agreement.

      14.7   Notices.  Except as provided under Section 8.8 hereof, any notice
             -------
required or permitted to be given or sent under this Agreement shall be hand delivered or sent by express delivery service or certified or registered mail, postage prepaid, or by facsimile transmission (with written confirmation copy by registered first-class mail) to the Parties at the addresses and facsimile numbers indicated below.

          If to Zonagen, to:  Zonagen, Inc.
                              2408 Timberloch Place, B-4
                              The Woodlands, Texas 77380
                              Attn.:  Joseph S. Podolski, President, CEO
                              Fax No.: (281) 363-8796

          with copies to:     Cooley Godward, LLP
                              Five Palo Alto Square
                              300 El Camino Real
                              Palo Alto, CA 94306
                              Attn:   Robert L. Jones
                              Fax No. (650) 857-0663

          If to Schering, to: Schering Corporation
                              2000 Galloping Hill Road
                              Kenilworth, New Jersey 07033
                              Attn.: Vice President, Business Development
                              Fax No.: (908) 298-5379

          with copies to:     Schering Corporation
                              2000 Galloping Hill Road
                              Kenilworth, New Jersey 07033
                              Attn.: Law Department - Senior Legal Director,
     Licensing
                              Fax No.: (908) 298-2739

     Any such notice shall be deemed to have been received on the date actually received. Either Party may change its address or its facsimile number by giving the other Party written notice, delivered in accordance with this Section.

     14.8      Provisions for Insolvency.
               -------------------------

               14.8.1  Effect on Licenses. All rights and licenses granted under
                       ------------------
     or pursuant to this Agreement by Zonagen to Schering are, for all purposes of Section 365(n) of Title 11 of the United States Code ("Title 11"), licenses of rights to "intellectual property" as defined in Title 11. Zonagen agrees that Schering, as licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under Title 11. Zonagen agrees during the Term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. If a case is commenced by or against Zonagen under Title 11, Zonagen (in any capacity, including debtor-inpossession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall,

               (i) as Schering may elect in a written request, immediately upon such request:

                      (A) perform all of the obligations provided in this Agreement to be performed by Zonagen including, where applicable and without limitation, providing to Schering portions of such intellectual property (including embodiments thereof) held by Zonagen and such successors and assigns or otherwise available to them; or
                      (B) provide to Schering all such intellectual property (including all embodiments thereof) held by Zonagen and such successors and assigns or otherwise available to them; and

               (ii) not interfere with the rights of Schering under this Agreement, or any agreement supplemental hereto, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity.

          14.8.2    Rights to Intellectual Property.  If a Title 11 case is
                    -------------------------------
     commenced by or against Zonagen, and this Agreement is rejected as provided in Title 11, and Schering elects to retain its rights hereunder as provided in Title 11, then Zonagen (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall provide to Schering all such intellectual property (including all embodiments thereof) held by Zonagen and such successors and assigns, or otherwise available to them, immediately upon Schering's written request. Whenever Zonagen or any of its successors or assigns provides to Schering any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 14.8, Schering shall have the right to perform the obligations of Zonagen hereunder with respect to such intellectual property, but neither such provision nor such performance by Schering shall release Zonagen from any such obligation or liability for failing to perform it.

          14.8.3    Schering's Rights.  All rights, powers and remedies of
                    -----------------
     Schering provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against Zonagen. Schering, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, Title 11) in such event. The Parties agree that they intend the foregoing Schering rights to extend to the maximum extent permitted by law, including, without limitation, for purposes of Title 11:

                    (i) the right of access to any intellectual property (including all embodiments thereof) of Zonagen, or any third party with whom Zonagen contracts to perform an obligation of Zonagen under this Agreement, and, in the case of the third party, which is necessary for the development, registration, manufacture and marketing of Licensed Compounds and/or Licensed Products; and

                    (ii) the right to contract directly with any third party described in (i) to complete the contracted work.

     14.9      Force Majeure.  Failure of any Party to perform its obligations
               -------------
under this Agreement (except the obligation to make payments when properly due) shall not subject such Party to any liability or place them in breach of any term or condition of this Agreement to the other Party if such failure is due to any cause beyond the reasonable control of such non-performing Party ("force majeure"), unless conclusive evidence to the contrary is provided. Causes of non-performance constituting force majeure shall include, without limitation, acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, failure in whole or in part of suppliers to deliver on schedule materials, equipment or machinery, interruption of or delay in transportation, a national health emergency or compliance with any order or regulation of any government entity acting with color of right. The Party affected shall promptly notify the other Party of the condition constituting force majeure as defined herein and shall exert reasonable efforts to eliminate, cure and overcome any such causes and to resume performance of its obligations with all possible speed. If a condition constituting force majeure as defined herein exists for more than ninety (90) consecutive days, the Parties shall meet to negotiate a mutually satisfactory resolution to the problem, if practicable.

     14.10     Severability.  If any provision of this Agreement is declared
               ------------
illegal, invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court, provided, however, that in the
                                                 --------  -------
event that the terms and conditions of this Agreement are materially altered, the Parties will, in good faith, renegotiate the terms and conditions of this Agreement to reasonably substitute such invalid or unenforceable provisions in light of the intent of this Agreement.

     14.11     Counterparts.  This Agreement shall become binding when any one
               ------------
or more counterparts hereof, individually or taken together, shall bear the signatures of each of the Parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original as against either Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

     14.12     Captions.  The captions of this Agreement are solely for the
               --------
convenience of reference and shall not affect its interpretation.

     14.13     Recording.  Each Party shall have the right, at any time, to
               ---------
record, register, or otherwise notify this Agreement in appropriate governmental or regulatory offices anywhere in the world, and each Party shall provide reasonable assistance to the other in effecting such recording, registering or notifying.

     14.14     Further Actions.  Each Party agrees to execute, acknowledge and
               ---------------
deliver such further instruments, and to do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement including, without limitation, any filings with any antitrust agency which may be required.

     IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of the Parties as of the date set forth below.


ZONAGEN, INC.                       SCHERING CORPORATION


By: /s/ Joseph S. Podolski          By: /s/ David Poorvin
    ----------------------              -------------------------

Title: President & CEO              Title: Vice President
--------------------------          -----------------------------

Date: November 15, 1997             Date: November 15, 1997
--------------------------          -----------------------------

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

                                 SCHEDULE 1.9




                                 ***

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

                                 SCHEDULE 1.22
                                 PATENT RIGHTS
                                 -------------



                                      ***

                                 SCHEDULE 4.4
                      ADVERSE EVENT REPORTING PROCEDURES
                      ----------------------------------


          The Parties hereby agree that the following terms will govern disclosures of each Party to the other with respect to adverse event reporting relating to the Licensed Product as clinically tested or marketed by or on behalf of either Party.

     1.   An Adverse Event ("AE") is defined as:

          a) any experience which is adverse, including what are commonly described as adverse or undesirable experiences, adverse events, adverse reactions, side effects, or death due to any cause associated with, or observed in conjunction with the use of a drug, biological product, or device in humans, whether or not considered related to the use of that product:

          .    occurring in the course of the use of a drug, biological product or device,

          .    associated with, or observed in conjunction with product
          overdose, whether accidental or intentional,

          .    associated with, or observed in conjunction with product abuse, and/or

          .    associated with, or observed in conjunction with product
          withdrawal.

          b) Any significant failure of expected pharmacological or biologic therapeutical action (with the exception of in clinical trials).

     2.   Serious or Non-Serious is defined as:

          a) A Serious AE is one that is life threatening or fatal, permanently disabling, requires or prolongs in-patient hospitalization or prolonged hospitalization, or is a congenital anomaly, cancer or overdose. In addition, end organ toxicity, including hematological, renal, hepatic, and central nervous system AEs, may be considered serious. In laboratory tests in animals, a serious AE includes any experience suggesting significant risk for human subjects.

          b) A Non-Serious AE is any AE which does not meet the criteria for a serious AE.

     3. Life-threatening is defined as: the patient is at immediate risk of death from the AE as it occurs.

     4. End-Organ Toxicity is defined as: A medically significant event or lab value change in which a patient may not necessarily be hospitalized or disabled, but is clinically significant enough to warrant monitoring (e.g. seizures, blood dyscrasias).

     5.   Expected or unexpected is defined as:

          a) Expected AE - An AE which is listed in the Investigator's Brochure for clinical trials, included in local labeling (e.g., Summary of Licensed Product Characteristics) for Marketed Drugs, or in countries with no local labeling, in the Corporate Standard Prescribing Document.

          b) Unexpected AE - An AE that does not meet the criteria for an expected AE or an AE which is listed but differs from that event in terms of severity or specificity.

     6. Associated with or related to the use of the drug is defined as: A reasonable possibility exists that the AE was caused by the drug.

     7. Unassociated or unrelated to the use of the drug is defined as: A reasonable possibility exists that the AE may not have been caused by the drug.

     8. NDA Holder is defined as: An "Applicant" as defined in 21 CFR Part 314.3(b), for regulatory approval of an Licensed Product in any regulatory jurisdiction, including a holder of a foreign equivalent thereto.

     9. IND Holder is defined as: A "Sponsor" as defined in 21 CFR Part 313.1(b) of an investigational new drug in any regulatory jurisdiction, including a holder of a foreign equivalent thereto.

     10. Capitalized terms not defined in this Schedule shall have the meaning assigned thereto in the Agreement.

     11.  With respect to the Licensed Product, the Parties agree as follows:

               All initial reports and any follow-up information (oral or written) for any and all Serious AEs as defined above (other than with respect to animal studies), which become known to either Party (other than from disclosure by or on behalf of the other Party) must be communicated by telephone, telefax or electronically directly to the other Party and/or the NDA Holder, IND Holder (individually and collectively referred to as "Holders") within forty eight hours of receipt of the information. Written confirmation of the Serious AE received by such Party should be sent to the other Party and/or the Holders as soon as it becomes available, but in any event within forty-eight (48) hours of initial report of the Serious AE by such Party.

               Both Parties shall exchange Medwatch and/or CIOMs forms and other health authority reports within forty eight hours of submission to any regulatory agency.

               All initial reports and follow-up information received for all Non-Serious AEs for marketed Licensed Product which become known to a Party (other than from disclosure by or on behalf of the other Party) must be communicated in writing, by telefax or electronically to the other Party on a monthly basis, on Medwatch or CIOMs forms (where possible).

               Each Party shall coordinate and cooperate with the other whenever practicable to prepare a single written report regarding all Serious and/or Non-Serious AEs, provided, however, that neither
                                               --------  -------
               Party shall be obligated to delay reporting of any AE in violation of applicable law or regulations regarding the reporting of adverse events.

     12.  The Parties further agree that:

          a) a written report be forwarded to the other Party within forty-eight hours of receipt by the Party making the report, for AEs for animal studies which suggest a potential significant risk for humans;

          b) Each Party will give the other Party a print-out or computer disk of all AEs reported to it and its Affiliates relating to the Licensed Product within the last year, within 30 days of receipt of a request from the other Party but not more often than four times a year;

          c) if either Party wishes access to AE Reports of the other Party relating to the Licensed Product, upon request of that Party, the other Party shall make available its AE records relating to the Licensed Product (including computer disks) for viewing and copying by the other Party. The Parties may discuss the transfer of AE Reports by computer disk.

          d) disclosure of information hereunder by a Party to the other Party shall continue as long as either Party and/or its Affiliates or designees continue to clinically test or market Licensed Product.

          e) all written regulatory reports, including periodic NDA, annual IND, safety updates, or foreign equivalents thereto, etc. shall be sent by a Party to the other Party within forty eight hours forty of submission to the appropriate regulatory agency. The Parties shall agree on a procedure for preparing these reports.

     13. Each Party shall diligently undertake the following further obligations where both Parties are or will be commercializing the Licensed Product pursuant to the Agreement and/or performing clinical trials with respect to the Licensed Product:

          a) upon the Effective Date, each Party shall identify individuals who shall be responsible for identifying all AE reporting requirements in all countries of the Territory as set forth in the Agreement, and any amendments thereto;

          b) to immediately consult with the other Party, with respect to the investigation and handling of any Serious AE disclosed to it by the other Party or by a third Party and to allow the other Party to review the Serious AE and to participate in the follow-up investigation;

          c) to immediately advise the other Party of any Licensed Product safety communication received from a health authority and consult with the other Party with respect to any Licensed Product warning, labeling change or change to an investigators' brochure involving safety issues proposed by the other Party, including, but not limited to the safety issues agreed to by the Parties;

          d) to diligently handle in a timely manner the follow-up investigation and resolution of each AE reported to it;

          e) to provide the other Party mutually agreed upon audit rights of its AE reporting system and documentation, upon prior notice, during normal business hours, at the expense of the auditing Party and under customary confidentiality obligations;

          f) to meet in a timely fashion from time to time as may be reasonably required to implement the adverse event reporting and consultation procedures described in this Schedule 4.4, including identification of those individuals in each Party's Drug Safety group who will be responsible for reporting to and receiving AE information from the other Party, and the development of a written standard operating procedure with respect to adverse event reporting responsibilities, including reporting responsibilities to investigators;

          g)   where possible, to transmit all data electronically;

          h) to report to each other any addenda, revisions or changes to the Agreement (e.g., change in territories, local regulations, addition of new licensors/licensees to the Agreement, etc.) which might alter the adverse event reporting responsibilities hereunder;

          i) to utilize English as the language of communication and data exchange between the Parties;

          j) to develop a system of exchange of documents and information in the event that the Agreement involves more than two Parties;

          k) to work together to develop an electronic system to transmit Adverse Event data.

     14. The Parties may meet after the Effective Date of the Agreement to establish a separate agreement for adverse event exchange which will supersede this Schedule 4.4.

     *** This portion has been omitted based on a request for confidential treatment pursuant to Rule 24b-2 of the Exchange Act. The omitted portion has been separately filed with the Commission.

                               SCHEDULE 10.2(M)
                        ZONAGEN-THIRD PARTY AGREEMENTS
                        ------------------------------


     1.   ***

     2.   ***

     3.   ***

     4.   ASSIGNMENT AGREEMENT BETWEEN ZONAGEN AND GAMOGEN, INC.

                                 SCHEDULE 14.2

                         DISPUTE RESOLUTION PROCEDURES
                         -----------------------------

     I.   Procedures for resolving disputes of the JDC:

          a. Within ten (10) business days after the receipt of the notice provided for in Section 4.7.4 of this Agreement, each Party shall appoint an independent expert, knowledgeable in the field concerning the disputed matter (e.g., an expert in the field of developing pharmaceutical products for female sexual function indications), to serve on the special arbitration panel. The two independent experts so appointed by the Parties shall, within ten (10) business days thereafter, appoint a neutral third independent expert, knowledgeable in the field concerning the disputed matter. Such neutral third independent expert shall serve as the chairperson of the special arbitration panel. Each of the members of the special arbitration panel shall be required to sign a secrecy agreement with respect to any information provided by either Party during the special arbitration procedure.

          b. Within five (5) business days after the chairperson of the special arbitration panel is appointed, each Party shall submit, to each member of the special arbitration panel and to the other Party, a written statement setting forth the relevant facts with respect to the disputed matter and arguments supporting such Party's position with respect to the resolution of the disputed matter.

          c. Within five (5) business days after such written statements are provided to the special arbitration panel, the panel and appropriate representatives of each Party shall meet so that the Parties can present oral arguments to the arbitration panel and the arbitration panel can have the opportunity to ask questions of the Parties. The location of such meeting shall be at Schering's facility in Kenilworth, New Jersey if Zonagen requests the special arbitration and at Zonagen's facility in The Woodlands, Texas if Schering requests the special arbitration. Each Party shall have two (2) hours to present its arguments to the special arbitration panel and thirty (30) additional minutes to rebut the arguments made by the other Party. The Party requesting the special arbitration shall be the first to present its oral argument to the special arbitration panel.

          d. Within five (5) business days after such meeting, the special arbitration panel shall render a decision on the disputed matter, which decision shall be reduced to writing by the chairperson of the special arbitration panel and signed by each member of the special arbitration panel. The chairperson of the special arbitration panel shall be responsible for immediately providing a copy of the written decision to each Party. The decision of the special arbitration panel shall be binding upon the Parties.

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

          e. Nothing contained herein shall be construed to permit the arbitration panel or any court or any other forum to award punitive, exemplary or any other damages. By entering into this Agreement to arbitrate, the Parties expressly waive any claim for punitive, exemplary or any other damages with respect to the resolution of a deadlock by the JDC.

          f. Each Party shall be responsible for its own costs incurred in such arbitration procedures and the cost of the special arbitration panel shall be shared equally by the Parties.


     II.  Procedures for resolving disputes other than disputes of the JDC:

     Except as otherwise set forth in Part I above, any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Agreement including disputes relating to an alleged breach or termination of this Agreement (but excluding disputes regarding the validity of any Patent Rights, which disputes may be submitted to the appropriate tribunal) shall be settled by binding arbitration in the manner set forth below:

          (a)  Scope. Subject to and in accordance with the terms of this
               -----
          Agreement and this Schedule 14.2, all differences, disputes, claims or controversies arising out of or in any way connected or related to this Agreement (other than those that are subject to the procedures set forth in Part I above), whether arising before or after the expiration of the term of this Agreement, and including, without limitation, its negotiation, execution, delivery, enforceability, performance, breach, discharge, interpretation and construction, existence, validity and any damages resulting therefrom or the rights, privileges, duties and obligations of the Parties under or in relation to this Agreement (including any dispute as to whether an issue is arbitrable), which are not otherwise resolved in accordance with
          Section 14.2 of this Agreement, shall be referred to binding arbitration in accordance with the rules of the American Arbitration Association, as in effect at the time of the arbitration.

          (b)  Parties to Arbitration. For the purposes of each arbitration
               ----------------------
          under this Agreement, Schering shall constitute one Party to the arbitration and Zonagen shall constitute the other Party to the arbitration.

          (c)  Notice of Arbitration. A Party requesting arbitration hereunder
               ---------------------
          shall give a notice of arbitration to the other Party containing a concise description of the matter submitted for arbitration, including references to the relevant provisions of the Agreement and a proposed solution (a "Notice of Arbitration"). Notice of Arbitration shall be delivered to the other Party in accordance with Section 14.7 of the Agreement.

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

          (d)  Response. The non-requesting Party must respond in writing within
               --------
          forty-five (45) days of receiving a Notice of Arbitration with an explanation, including references to the relevant provisions of the Agreement and a response to the proposed solution and suggested time frame for action. The non-requesting Party may add additional issues to be resolved.

          (e)  Meeting. Within fifteen (15) days of receipt of the response from
               -------
          the non-requesting Party pursuant to Paragraph (d), the Parties shall meet and discuss in good faith options for resolving the dispute. The requesting Party must initiate the scheduling of this resolution meeting. Each Party shall make available appropriate personnel to meet and confer with the other Party during such fifteen (15) day period.

          (f)  Selection of Arbitrator. Any and all disputes that cannot be
               -----------------------
          resolved pursuant to Paragraphs (c), (d) and (e) shall be submitted to an arbitrator (the "Arbitrator") to be selected by mutual agreement of the Parties. Unless the Parties otherwise agree, the Arbitrator shall be a retired judge of a state or federal court, to be chosen from a list of such retired judges to be prepared jointly by the Parties, with each Party entitled to submit the names of three such retired judges for inclusion in the list. No Arbitrator appointed or selected hereunder shall be an employee, director or shareholder of, or otherwise have any current or previous relationship with, any Party or its respective Affiliates. If the Parties fail to agree on the selection of the Arbitrator, the Arbitrator shall be designated by a judge of the Federal District Court in New Jersey upon application by either Party.

          (g)  Powers of Arbitrator. The Arbitrator may determine all questions
               --------------------
          of law and jurisdiction (including questions as to whether a dispute is arbitrable) and all matters of procedure relating to the arbitration. The Arbitrator shall have the right to grant legal and equitable relief (including injunctive relief) and to award costs (including reasonable legal fees and costs of arbitration) and interest. The Arbitrator is not empowered to award punitive, exemplary or any similar damages.

          (h)  Arbitration Procedure. In the event that Schering is the Party
               ---------------------
          requesting arbitration, the arbitration shall take place in the State of Texas unless otherwise agreed by the Parties, at such place and time as the Arbitrator may fix for the purpose of hearing the evidence and representations that the Parties may present. In the event that Zonagen is the Party requesting arbitration, the arbitration shall take place in the State of New Jersey unless otherwise agreed by the Parties at such place and time as the Arbitrator may fix for the purpose of hearing the evidence and representations that the Parties may present. The arbitration proceedings shall be conducted in the English language. The law applicable to the arbitration shall be the law of the State of New Jersey. No later than twenty (20) business days after hearing the representations and evidence of the Parties, the Arbitrator shall make its determination in writing and deliver one copy to each of the Parties.

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

          (i)  Discovery and Hearing. During the meeting referred to in
               ---------------------
          Paragraph (e) of Part II of this Schedule 14.2, the Parties shall negotiate in good faith the scope and schedule of discovery, relating to depositions, document production and other discovery devices, taking into account the nature of the dispute submitted for resolution. If the Parties are unable to reach agreement as to the scope and schedule of discovery, the Arbitrator may order such discovery as it deems necessary. To the extent practicable taking into account the nature of the dispute submitted for resolution, such discovery shall be completed within sixty (60) days from the date of the selection of the Arbitrator. At the hearing, which shall commence within twenty (20) days after completion of discovery unless the Arbitrator otherwise orders, the Parties may present testimony (either live witness or deposition), subject to cross-examination, and documentary evidence. To the extent practicable taking into account the nature of the dispute submitted for resolution and the availability of the Arbitrator, the hearing shall be conducted over a period not to exceed thirty (30) consecutive business days, with each Party entitled to approximately half of the allotted time unless otherwise ordered by the Arbitrator. The Arbitrator shall have sole discretion with regard to the admissibility of any evidence and all other matters relating to the conduct of the hearing.

          (j)  Witness Lists. At least twenty (20) business days prior to the
               -------------
          date set for the hearing, each Party shall submit to each other Party and the Arbitrator a list of all documents on which such Party intends to rely in any oral or written presentation to the Arbitrator and a list of all witnesses, if any, such Party intends to call at such hearing and a brief summary of each witness' testimony. At least five
          (5) business days prior to the hearing, each Party must submit to the Arbitrator and serve on each other Party a proposed findings of fact and conclusions of law on each issue to be resolved. Following the close of hearings, the Parties shall each submit such post-hearing briefs to the Arbitrator addressing the evidence and issues to be resolved as may be required or permitted by the Arbitrator.

          (k)  Confidentiality. The arbitration proceedings shall be
               ---------------
          confidential and, except as required by law, no Party shall make, or instruct the Arbitrator to make, any public announcement with respect to the proceedings or decision of the Arbitrator without the prior written consent of the other Party. The existence of any dispute submitted to arbitration and the award of the Arbitrator shall be kept in confidence by the Parties and the Arbitrator, except as required in connection with the enforcement of such award or as otherwise required by law.

          (l)  Awards and Appeal.  Subject to the provisions of this Schedule
               -----------------
          14.2, the decision of the Arbitrator shall be final and binding upon the Parties in respect of all matters relating to the arbitration, the conduct of the Parties during the proceedings, and the final determination of the issues in the arbitration. There shall be no appeal from the final determination of the Arbitrator to any court, except in the case of fraud or bad faith on the part of the Arbitrator or any Party to the arbitration proceeding in

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

          connection with the conduct of such proceedings. Judgment upon any award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

          (m) Costs of Arbitration. The costs of any arbitration hereunder shall be borne by the Parties in the manner specified by the Arbitrator in its determination.

          (n)  Performance of the Agreement. During the pendency of the
               ----------------------------
          arbitration proceedings, each Party shall continue to perform its obligations under this Agreement. Notwithstanding the foregoing, in the event that Schering makes payments pursuant to Sections 7.1, 7.2 or 7.3 and it is subsequently determined by the Arbitrator that Schering was not required to make such payment(s) then Zonagen shall promptly repay to Schering all such payments. For purposes of this Paragraph (n) the term "pendency of the arbitration proceeding" shall mean the period starting on the date on which arbitration proceedings are commenced by a Party in accordance with Paragraph (c) of Part II of this Schedule 14.2 and ending on the date on which the Arbitrator delivers its final determination in writing to the Parties.

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